Exhibit 2.1

SHARE PURCHASE AGREEMENT

Dated as of May 2, 2011
by and among

JOAN WHEELER,
EDWARD MILLER, JEAN JOANNE MILLER,
BARBARA W. DAVIES, RANDY A. DAVIES,
DAVID L. WHEELER,
HAROLD W. (PETE) WHEELER III,
DEBRA J. WHEELER,
PAUL WHEELER,
STACY WHEELER
LINDA WHEELER SUTER,
VSE CORPORATION,
WHEELER BROS., INC.,
 and
SELLERS’ REPRESENTATIVE

GENBUS/786614.11

TABLE OF CONTENTS

--

EXHIBITS

A           Form of Escrow Agreement
B           Forms of Employment Agreements
C           Form of Pledge Agreement
D           Form of Lease Agreements

SCHEDULES

Schedule 1	Certain Matters of Construction and Definitions
Schedule 1.3(y)	Deferred Compensation Plan
Schedule 2.1	Ownership
Schedule 2.2.2(b)	Earnout Payments
Schedule 3.1	Qualification
Schedule 3.2.3	Options and Other Securities of the Company
Schedule 3.4.2	No Conflicts
Schedule 3.5(a)	Financial Statements
Schedule 3.5(b)	GAAP Compliance
Schedule 3.6	Absence of Material Adverse Changes
Schedule 3.7(b)	Absence of Undisclosed Liabilities
Schedule 3.7(c)	Absence of Disclosed Liabilities
Schedule 3.8	Books and Records
Schedule 3.9	Accounts Receivable
Schedule 3.10	Compliance with Applicable Laws, Organizational Documents
Schedule 3.11	Proceedings
Schedule 3.12.1	Filing of Tax Returns
Schedule 3.12.3	Withholding
Schedule 3.12.4	Assessments
Schedule 3.12.6	Miscellaneous Items
Schedule 3.13.1	List of Company Plans
Schedule 3.13.2	ERISA
Schedule 3.13.4	Funding
Schedule 3.13.5	Welfare Plans
Schedule 3.14.1	Labor Relations
Schedule 3.14.2	Employee List
Schedule 3.15.1	Environmental Laws
Schedule 3.15.3	Transportation of Materials of Environmental Concern
Schedule 3.17.2	Permitted Encumbrances
Schedule 3.17.2(a)(b)	Closing Date Assets
Schedule 3.17.2(c)	Material Tangible Personal Property
Schedule 3.17.2(d)	Governmental Entity-Owned or Furnished Property
Schedule 3.18.2	Company Leases
Schedule 3.19.1	Company Contracts
Schedule 3.19.2	Validity
Schedule 3.19.3	Third Party Consents
Schedule 3.20.1	Right to Intellectual Property
Schedule 3.20.2(a)	Other Intellectual Property
Schedule 3.20.2(c)	Proprietary Rights Licenses
Schedule 3.20.2(e)	No Conflict
Schedule 3.20.2(f)	Exceptions to Ownership of Company Proprietary Rights
Schedule 3.20.2(g)	Claims Against Company Proprietary Rights
Schedule 3.20.2(k)	Restrictive Agreements
Schedule 3.20.3(a)	Exceptions to Employee Confidentiality Agreements
Schedule 3.21	Company Insurance Contracts
Schedule 3.22	Banking Relationships
Schedule 3.23	No Acquisition Liabilities
Schedule 3.24	Absence of Certain Relationships
Schedule 3.26.1(a)	Government Contracts
Schedule 3.26.1(b)	Active Government Contracts with Current Issues
Schedule 3.26.2	Bids and Awards
Schedule 3.26.3(a)(c)	Compliance with Law and Regulation and Contract Terms; Inspection and Certification
Schedule 3.26.4(a)	Disputes, Claims and Litigation
Schedule 3.26.5	Sanctions
Schedule 3.26.6	Termination; Show Cause Letter
Schedule 3.26.7	Within Scope of Government Contracts
Schedule 3.26.8	Assignments
Schedule 3.26.10	Governmental Entity Audits and DCAA Claims
Schedule 3.27	Inventory
Schedule 3.28.1	Material Customers
Schedule 3.28.2	Material Suppliers
Schedule 3.29	Product Warranty
Schedule 5.1	Conduct of the Company’s Business
Schedule 7.2.4	Third-Party Consents
Schedule 7.3.4	Employment Offers to Key Personnel

--
GENBUS/786614.11

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement, dated as of May 2, 2011 (this “Agreement”), by and among Joan Wheeler, Edward Miller, Jean Joanne Miller, Barbara W. Davies, Randy A. Davies (“R. Davies”), David L. Wheeler (“D. Wheeler”), Harold W. (Pete)Wheeler III (“H. Wheeler”), Debra J. Wheeler, Paul Wheeler, Stacy Wheeler and Linda Wheeler Suter (each of the above-mentioned individuals a “Seller” and collectively, “Sellers”),VSE Corporation, a Delaware corporation (“Buyer”), Wheeler Bros., Inc., a Pennsylvania corporation (the “Company”), and R. Davies as the exclusive agent of Sellers in accordance with Section 9.9 (“Sellers’ Representative”).  Sellers, Buyer, the Company and Sellers’ Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

R.1           The Company is primarily engaged in the business of selling and distributing vehicle repair parts to the United States Postal Service and the United States Department of Defense.

R.2           Sellers own all of the Company’s outstanding capital stock and such capital stock consists of 94,733.49 shares of voting common stock and 3,031,471.68 shares of nonvoting common stock (such voting and nonvoting shares are collectively referred to herein as the “Shares”).

R.3           Buyer desires to purchase the Shares from Sellers and Sellers desire to sell the Shares to Buyer.

R.4           The Parties have determined that it is advisable, in connection with the above-referenced purchase and sale of the Shares, to consummate certain other transactions (collectively with such purchase and sale of the Shares, the “Transactions”), all on the terms and conditions set forth herein.

R.5           The Parties desire to make certain representations, warranties, covenants and other agreements to and with one another in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1.  CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS

Certain matters of construction of this Agreement and the definition of capitalized terms used herein, but not otherwise defined in Articles 1 through 9, are set forth in Schedule 1.

ARTICLE 2.  THE PURCHASE AND SALE OF THE SHARES

2.1           Purchase of the Shares.  Upon the terms and subject to the conditions set forth herein, at the closing of the Transactions (the “Closing”), Buyer shall purchase and acquire from each Seller, and each Seller shall sell and transfer to Buyer, all of the Shares set forth on Schedule 2.1 opposite such Seller’s name, free and clear of any and all Encumbrances for and in exchange for the consideration specified in Section 2.2.

2.2           Purchase Price.

2.2.1                  General.  On the terms and subject to the conditions set forth herein, as full consideration for the Shares, Buyer shall pay:

(a)                       $180,000,000, subject to adjustment pursuant to Sections 2.2.3, 2.2.4 and 6.7.1(b) (the “Initial Purchase Price”); and

(b)                       the amounts, if any, up to an aggregate maximum of $40,000,000, payable pursuant to Section 2.2.2(b) (collectively, the “Earnout Payments”) (the Initial Purchase Price, plus any Earnout Payments paid or payable hereunder are collectively referred to herein as the “Purchase Price”).

2.2.2                  Payment of Purchase Price.  Buyer shall pay the Purchase Price as follows:

(a)                       On the first Business Day after the Closing Date, Buyer shall pay the Initial Purchase Price as follows:

(i)                                   90% of the Initial Purchase Price to Sellers based on their Percentage Ownership; and

(ii)                                   10% of the Initial Purchase Price to the Escrow Agent to hold and disburse pursuant to Section 6.3 and the Escrow Agreement (“Escrow Amount”).

(b)                       After the Closing Date, Buyer will pay Earnout Payments to Sellers based on their Percentage Ownership, as may be required by and in accordance with Schedule 2.2.2(b).

2.2.3                  Estimated Closing Statement; Adjustment of Initial Purchase Price.  At least three Business Days prior to the Closing Date, the Company shall provide to Buyer, in reasonable detail, statements of (a) an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and (b) an estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”).  If the Estimated Closing Net Working Capital is less than $39,750,000 (the “Trigger Amount”), the Initial Purchase Price shall be decreased by the amount by which the Estimated Closing Net Working Capital is less than the Trigger Amount.  If the Estimated Closing Net Working Capital is more than the Trigger Amount, the Initial Purchase Price shall be increased by the amount by which the Estimated Closing Net Working Capital is more than the Trigger Amount, provided, however, that in no event will the Initial Purchase Price be increased by more than $3,000,000.  (Any adjustment to the Initial Purchase Price pursuant to either of the two immediately preceding sentences is referred to herein as the “Initial Purchase Price Adjustment”) provided, that, if during the Pre-Closing Period, the Company, with Buyer’s prior consent, which shall not be unreasonably withheld, delayed or conditioned, makes one or more purchases of large quantities of inventory outside the Ordinary Course of Business, the above-referenced $3,000,000 cap on any increase to the Purchase Price pursuant to Sections 2.2.3 and 2.2.4 shall be increased on a dollar for dollar basis by the purchase price paid by the Company for such inventory.

2.2.4                  Adjustments to Purchase Price.

2.2.4.1                Closing Balance Sheet and Closing Net Working Capital.  Within 60 days after the Closing Date, Buyer, working with the Company’s chief financial officer, shall prepare or cause to be prepared and shall deliver to Sellers’ Representative in reasonable detail (a) the Closing Balance Sheet and (b) the Closing Net Working Capital (the statements referenced in foregoing clauses (a) and (b), collectively the “Closing Statements”).

2.2.4.2                Review of Closing Statements.  Sellers’ Representative, upon receipt of the Closing Statements, shall (a) review the Closing Statements and, (b) to the extent Sellers’ Representative in his discretion may deem necessary, make reasonable inquiry of Buyer and its accountants (if any are used) in respect of the preparation of the Closing Statements.  In connection with such inquiry, Sellers’ Representative and his advisers shall have complete access as promptly as reasonably practicable upon prior notice and during normal business hours to the Company’s books, papers and records and accountants (if any are used) relating to the preparation of the Closing Statements, including worksheets and other computations.  The Closing Statements shall be final, binding and conclusive upon, and deemed accepted by, Sellers unless Sellers’ Representative shall have, within 30 days after his receipt of the Closing Statements, notified Buyer in reasonable detail of any objections thereto, identifying the specific items involved and the dollar amount of each disagreement and providing reasonable supporting documentation for each such disagreement (the “Seller Objection”).  After the end of the above-referenced 30-day period, neither Buyer, Sellers’ Representative or any other Party may introduce additional disagreements with respect to any item in the Closing Statements or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Buyer and Sellers’ Representative and will be final, binding and conclusive upon the Parties.

 to the Arbiter, or such longer period of time as the Arbiter determines is necessary.  The Arbiter’s determination pursuant to this Section 2.2.4.3 shall be final, conclusive and binding upon the Parties, absent manifest error in the factual basis or application of the relevant or controlling accounting principles.  Buyer on one hand and Sellers on the other hand shall each pay 50% of the fees and expenses of the Arbiter.  Buyer and Sellers’ Representative shall make readily available to the Arbiter all relevant information, books and records and any work papers relating to the Closing Statements and all other items reasonably requested by the Arbiter.  In no event may the Arbiter’s resolution of any difference be for an amount that is outside the range of Buyer’s and Sellers’ Representative’s disagreement.

2.2.4.4                Final Closing Statements.  Each of the Closing Statements shall become final, conclusive and binding upon the Parties upon the earliest of (a) Sellers’ Representative’s failure to provide a Seller Objection within the period permitted under Section 2.2.4.2, (b) the agreement between Buyer and Sellers’ Representative with respect thereto, and (c) the decision by the Arbiter with respect to any disputes under Section 2.2.4.3.  The Closing Statements (a) as submitted to Sellers’ Representative with his failure to object thereto within the period permitted under Section 2.2.4.2, or (b) as adjusted pursuant to the agreement of Sellers’ Representative and Buyer or (c) the decision of the Arbiter, shall constitute the final, conclusive and binding Closing Statements referred to herein as the “Final Closing Statements.”

2.2.4.5                Adjustment Amount.  The Purchase Price shall be adjusted as follows:

(a)           If the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, the Purchase Price shall be decreased by the amount by which the Closing Net Working Capital is less than the Estimated Closing Net Working Capital.

(b)           If the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, the Purchase Price shall be increased by the amount by which the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, but in no event shall an increase to the Purchase Price as a result of the foregoing calculation and the Initial Purchase Adjustment result in an aggregate increase to the Purchase Price of more than $3,000,000; provided, that, if during the Pre-Closing Period (as defined in Section 5.1), the Company, with Buyer’s prior consent, which shall not be unreasonably withheld, delayed or conditioned, makes one or more purchases of large quantities of inventory outside the Ordinary Course of Business, the above-referenced $3,000,000 cap on any increase to the Purchase Price pursuant to Sections 2.2.3 and 2.2.4 shall be increased on a dollar for dollar basis by the purchase price paid by the Company for such inventory.

2.2.4.6                Adjustments to the Purchase Price.  As soon as practicable (but not more than five Business Days) after the date on which the Final Closing Statements shall have been determined in accordance with this Section 2.2.4, (a) Sellers’ Representative (on behalf of Sellers) shall pay to Buyer by wire transfer the amount, if any, by which the adjustments to the Purchase Price pursuant to Section 2.2.4.5 result in a net decrease of the Purchase Price, which shall constitute an immediate decrease of the Purchase Price in such amount, or (b), as the case may be, Buyer shall pay to Sellers, the amount, if any, by which the adjustments to the Purchase Price pursuant to Section 2.2.4.5 result in a net increase of the Purchase Price, which shall constitute an immediate increase of the Purchase Price in such amount.

2.3           Closing Distributions.  All cash, cash equivalents (except for federal income Tax deposits), marketable securities, annuities and life insurance of the Company shall be distributed at least one Business Day before the Closing Date to Sellers as Company shareholders based on their Percentage Ownership (such items collectively the “Closing Distributions”).  At least one Business Days prior to Closing Date, the Company and Sellers’ Representative shall deliver to Buyer a written notice containing in reasonable detail the items consisting of and the aggregate dollar amount of the Closing Distributions.

2.4           The Closing.  Subject to the satisfaction (or waiver) of all of the conditions precedent to the obligations of the Parties to consummate the Closing set forth in Article 7 (the “Closing Conditions”), the Closing shall take place at the offices of Arent Fox LLP located at 1050 Connecticut Avenue, N.W., Washington, D.C. 20036, commencing at 10 a.m. local time (a) on June 2, 2011, or (b) if the Closing Conditions have not been satisfied in full (or waived) by such date, on such other date that is the first Business Day after the date on which all of the Closing Conditions (other than such conditions to be satisfied on the Closing Date) are satisfied (or waived) or (c) on such other date as Buyer and Sellers’ Representative may agree after the satisfaction (or waiver) of all the Closing Conditions (“Closing Date”).

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

The Company and each Seller, jointly and severally, represent and warrant to Buyer as follows:

3.1           Corporate Status of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.  Except has set forth on Schedule 3.1, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by the Company or the nature of the business transacted by the Company makes qualification necessary, except where failure to be so qualified would not be reasonably expected to have a Company Material Adverse Effect.  All jurisdictions in which the Company is qualified to do business as a foreign corporation are set forth on Schedule 3.1.

3.2           Capital Stock of the Company.

3.2.1                  Authorized Stock and Ownership.  The authorized capital stock of the Company consists of 4,000,000 shares of common stock, having no par value, of which 100,000 shares are designated voting and 3,900,000 shares are designated non-voting.  The Company’s outstanding common stock consists of 94,733.49 voting Shares and 3,031,471.68 non-voting Shares.  All of the Shares have been duly authorized and validly issued, were not issued in violation or breach of any Person’s preemptive or similar rights, and are fully paid and nonassessable.  Each Seller owns of record and beneficially all of the Shares set opposite his or her name on Schedule 2.1.  Upon consummation of the Closing, Buyer will own all of the Shares, free and clear of any and all Encumbrances (other than restrictions on transfer imposed by federal and state securities laws).

3.2.2                  Options and Convertible Securities of the Company.  Except as set forth on Schedule 3.2.2, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise transfer any of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any securities of the Company.   Except as set forth on Schedule 3.2.2, there are no profits interests or other interests in the revenues, cash flow, income or distributions of the Company.  Except as set forth on Schedule 3.2.2, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings to which the Company or any Seller is a party with respect to the voting or transfer of Shares, and, except as set forth on Schedule 3.2.2 and except for this Agreement, neither the Company nor any Seller is a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem, transfer or acquire any Shares.  Notwithstanding the foregoing, upon consummation of the Closing, the representations and warranties set forth above in this Section 3.2.2 shall be true and accurate without reference to Schedule 3.2.2 and the Company shall have no Liability in respect of, and the Shares shall not be subject to, any Contract or other document referenced in Schedule 3.2.2.

3.3           No Subsidiaries.  The Company does not have any Subsidiaries and does not otherwise own or have a contractual right or obligation to acquire any capital stock or other securities of any Person.

3.4           Authority for Agreement; Noncontravention.

3.4.1                  Authority.  The Company has the corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to the extent of its obligations hereunder.  Each Seller has full power and authority to enter into and deliver this Agreement, to perform his or her obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by the Company and its consummation of the Transactions, to the extent of its obligations hereunder, have been duly and validly authorized by the Company’s directors, officers and shareholders and no corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions, to the extent of its obligations hereunder.  Assuming due authorization, execution and delivery by Buyer of this Agreement and such other agreements contemplated hereby to be signed by Buyer, this Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by the Company or Sellers have been, or with respect to such other agreements, will be duly executed and delivered by the Company and Sellers and constitute valid and binding obligations of the Company and Sellers enforceable against the Company and Sellers in accordance with its and their terms.

3.4.2                  No Conflict.  Except as set forth on Schedule 3.4.2, neither the execution and delivery of this Agreement or the other agreements contemplated hereby to be signed by the Company or Sellers, nor the performance by the Company or Sellers of their respective obligations hereunder or thereunder, nor the consummation by the Company or Sellers of the Transactions, to the extent of their respective obligations hereunder or thereunder, will (a) in respect of the Company, conflict with or result in a violation or breach of any provision of its Organizational Documents, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance (other than Permitted Encumbrances) pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other Contract, Permit, concession, grant, franchise, judgment, order, decree, statute, ordinance, rule or regulation to which the Company or any Seller is a party or bound, or by which any the assets or properties of the Company or any Seller is bound or which is otherwise applicable to the Company or any Seller or any assets or properties of the Company or any Seller.  No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement or any of the other agreements contemplated hereby to be signed by the Company or any one or more Sellers or, except as required under the HSR Act, for the consummation of the Transactions by the Company and Sellers.

3.5           Financial Statements.  Schedule 3.5(a) sets forth (a) the balance sheets of the Company as of September 30, 2009 and 2010, statements of earnings and retained earnings, comprehensive income and cash flow of the Company for the fiscal years ended September 30, 2010 and 2009, as audited by The Binkley Kanavy Group, certified public accountants, and (b) the unaudited balance sheet of the Company as of March 31, 2011 (the “Balance Sheet Date” and such balance sheet the “Company Balance Sheet”) and a statement of earnings and retained earnings, of the Company for the six months ended on the Balance Sheet Date (collectively, the “Interim Statements”).  Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Company Financial Statements.”  Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the financial position of the Company as of its date and the statements of earnings and retained earnings, comprehensive income and cash flow included in the Company Financial Statements fairly present in all material respects the statements of the Company’s earnings and retained earnings, comprehensive income and cash flow for the respective periods then ended.  The Company Financial Statements have been prepared based upon information included in the Company’s books and records and in accordance with the Company’s normal practices, which are, except as set forth on Schedule 3.5(b), in accordance with GAAP, consistently applied, provided, however, that the Interim Statements lack statements of comprehensive income and cash flow, footnotes and other presentation items, and are subject to year-end adjustments.

3.6           Absence of Material Adverse Changes.  Since the Balance Sheet Date, the Company has not suffered any Company Material Adverse Effect, nor, to the Company’s Knowledge and Sellers’ Knowledge, has there occurred or arisen any event, condition or state of facts that would reasonably be expected to result in a Company Material Adverse Effect.  Except for the transactions referenced in Schedule 3.6 and the Closing Distributions, since the Balance Sheet Date, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any securities of the Company, or any commitment or other Liability relating to any of the foregoing.

3.7           Absence of Undisclosed Liabilities.  The Company has no liabilities or obligations, which are fixed, accrued, absolute, liquidated, asserted, known, due, or matured and Company and Sellers have no reasonable basis to believe that the Company has any liability or obligation which is unaccrued, contingent, unliquidated, unasserted, unknown, to become due or which is unmatured (the foregoing liabilities are referenced herein individually, as a “Liability” and collectively, as “Liabilities”), that are not fully reflected or reserved against on the Company Balance Sheet except (a)  Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, none of which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, (b) Liabilities expressly disclosed in Schedule 3.7(b), (c) except as disclosed on Schedule 3.7(c), obligations to perform after the Closing Date any Company Contract to which the Company is a party, but only to the extent such obligations first accrue after the Closing Date and do not involve a breach or violation of such Company Contract on or before the Closing Date, and (d) unaccrued, contingent, unliquidated, unasserted, unknown and unmatured liabilities that neither individually nor in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

3.8           Books and Records.  The books of account and other records of the Company, all of which have been made available to Buyer, have been maintained in accordance with normal and sound business practices.  The actions reflected in the Company’s minute books are accurate and correct records of the meetings reported in such minute books, and except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect, no meeting of any Company shareholders in their capacities as Company shareholders, the Company’s board of directors (the “Company Board”) in their capacities as directors or members of Company Board committees has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company or Buyer.

3.9           Accounts Receivable.  Except as set forth on Schedule 3.9, all accounts receivable of the Company that are reflected on the Company Balance Sheet, the Closing Balance Sheet or on the Company’s accounting records as of the Closing Date (collectively, the “Accounts Receivable”) represented or represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Except as set forth on Schedule3.9, unless paid prior to the Closing Date or subject to reserves shown on the Company Financial Statements, the Accounts Receivable as shown on the Closing Balance Sheet are, or will be as of the Closing Date, to the Company’s Knowledge and Sellers’ Knowledge, collectible in the Ordinary Course of Business.  Except as set forth on Schedule 3.9, there is no pending contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Company Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of the Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.

3.10           Permits; Compliance with Applicable Laws; Organizational Documents.  Except as otherwise set forth in Schedule 3.10 and except where failure to do so would not be reasonably expected to have a Company Material Adverse Effect, (a) the Company has all requisite licenses, certificates and permits from all Governmental Entities necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated (collectively, “Permits”) and (b) all of the Permits are in full force and effect and the Company is in compliance with all of the terms and conditions related to such Permits.  There are no proceedings in progress, pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened, that would be reasonably likely to result in revocation, cancellation, suspension, or any adverse modification of any of such Permits.  Except as set forth in Schedule 3.10, the Company’s business has been since December 31, 2006, and is currently being conducted in material compliance with all Applicable Laws and applicable authorizations of any Governmental Entity.  The Company is not in default or violation of any provision of its Organizational Documents.

3.11           Proceedings.  Except for any claim, investigation, action, suit, audit, arbitration or other proceeding set forth on Schedule 3.11, (a) there is no investigation by any Governmental Entity with respect to the Company pending or, to the Company’s Knowledge or Sellers’ Knowledge, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same; (b) there is no claim, investigation, action, suit, audit, arbitration or other proceeding pending or, or to the Company’s Knowledge or Sellers’ Knowledge, threatened against or involving the Company, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company.

3.12           Tax Matters.

3.12.1                  Filing of Returns.  Except as set forth on Schedule 3.12.1 and to the Company’s Knowledge and Sellers’ Knowledge, the Company has filed on a timely basis with all appropriate Governmental Entities all required returns (including information returns) in respect of Taxes that are due on or prior to the Closing and all such returns are correct and complete in all material respects.  The Company has not received any claim in writing from any Governmental Entity in a jurisdiction (domestic or foreign) where the Company does not file returns in respect of Taxes that the Company is or may be subject to taxation in such jurisdiction; and to the Company’s Knowledge and Sellers’ Knowledge, no such Governmental Entity has asserted such a claim, nor does the Company have any reasonable basis to believe that any Governmental Entity is considering asserting such a claim.  To the Company’s Knowledge and Sellers’ Knowledge there are no ongoing audits of such returns of Taxes.  All Company Tax deficiencies proposed in writing by any Governmental Entity and agreed to by the Company (as opposed to any Company Tax deficiencies proposed in writing by any Governmental Entity and being contested in good faith by such Sellers or the Company) as a result of such audits have been paid.

3.12.2                  Payment of Taxes.  The Company (i) has paid in full all Taxes reported on its returns as due and owing by it on or before the Closing, (ii) except as would have a Company Material Adverse Effect, has paid all Taxes due and owing by it (whether or not shown on any Tax return) and, (iii) in the case of Taxes of the Company accruing for a period ending on or before the Closing that are not due on or before the Closing has made adequate provision (not including any provision for deferred Taxes established to reflect timing differences between book and Tax income) in the Company’s books and records and on the face of the Company Financial Statements (rather than in any notes thereto) for such payment.  There are no material Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.  Since the Balance Sheet Date, the Company has not incurred any Liability for Taxes arising from extraordinary gain or loss as that term is used in GAAP, outside the ordinary course of its business.  There are no assessments of Taxes against the Company that have been issued and are outstanding, and, except for the Taxes relating to the returns set forth on Schedule 3.12.1, the Company does not have any reasonable basis to expect any Governmental Entity to assess any additional Taxes against the Company for any period for which Tax Returns have been filed or with respect to which the due date (as extended) for filing such Tax Returns has passed.  There is no dispute or claim concerning any Tax Liability of the Company claimed or raised by any Governmental Entity, in writing or, to the Company’s Knowledge or Sellers’ Knowledge, orally.  The Company has received nothing in writing from any Governmental Entity that there exists any proposed assessment against the Company for Taxes; and to the Company’s Knowledge and Sellers’ Knowledge, there is no proposed assessment, deficiency, or adjustment against the Company for Taxes.

3.12.3                  Withholding.  Except as set forth on Schedule 3.12.3, the Company has withheld from each payment, whether in cash or in kind, made or owing to any of (i) Sellers, (ii) its current or former employees, officers or managers, or (iii) to the Company’s Knowledge and Sellers’ Knowledge its current or former independent contractors, creditors, or other third parties, all material amounts required by Applicable Laws to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities or, if such remittances are not yet due, has made adequate provision therefor in the Company’s books and records and on the face of its financial statements (rather than in any notes thereto).  Except where failure to do so would not have a Company Material Adverse Effect, all Forms W-2 and 1099 required to be filed by or on behalf of the Company have been properly completed and timely filed in all material respects.  The Company has timely paid all amounts required by Applicable Laws to be paid by the Company to any Governmental Entity in respect of taxation of Sellers (or any other current or former Company shareholder) on Sellers’ (or any such former Company shareholder’s) distributive shares of the Company’s income which are due before the Closing.  No portion of the Purchase Price is subject to any Tax withholding provisions of Code Section 3406 or Subchapter A of chapter 3 of the Code or of any other Tax law.

3.12.4                  Audits, Examinations and Communications from Governmental Entities.  Except as set forth on Schedule 3.12.4, since December 31, 2006, (a) no Governmental Entity has examined or audited the Company in respect of Taxes, (b) no such examinations or audits are pending and (c) there have been no Tax proceedings (whether concluded, being conducted or pending) before a judicial or administrative agency tribunal.  Except as would not otherwise have a Company Material Adverse Effect, since December 31, 2006, the Company has not received any communication from any Governmental Entity (a) indicating an interest to open an audit or examination in respect of Taxes, or (b) noticing a deficiency or proposed adjustment for any amount of Taxes proposed, asserted or assessed.  Since December 31, 2006, the Company has not executed or filed any agreement extending the period of assessment or collection of any Taxes.

3.12.5                  Access to Returns.  Buyer has been provided with a copy of or access to all federal, state, local and foreign Tax returns filed by the Company since January 1, 2007.  Buyer has been provided with a copy of or access to all assessments of Tax, statute of limitations extensions and waivers resulting from or with respect to any audits of the Company by a Governmental Entity in respect of Taxes issued or entered into since January 1, 2007, and all such assessments and related penalties and interest have been paid in full, except for immaterial amounts being contested in good faith by the Company.

3.12.6                  Miscellaneous Items.  The Company is not a party to any Contract or plan that has resulted or could result (determined regardless of whether or not the Company is or has been otherwise subject to Code Sections 280G or 162(m)), separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law) and (b) any amount that will not be fully deductible as a result of Code Section 162 (m) (or any corresponding provisions of state, local or foreign Tax law).  The Company has no Liability for the Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  The Company either (a) has disclosed on its respective income Tax returns, or (b) has “substantial authority” within the meaning of Code Section 6662 for all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Code Section 6662.  Except as otherwise disclosed on Schedule 3.12.6, the Company is not and has not been a party to any “reportable transaction” as defined in Code Section 6707A (c)(1) and Treasury Regulations Section 1.6011-4(h).

3.12.7                  No Tax Sharing Agreements.  The Company is not and never has been a party to or otherwise bound by any Tax-sharing Contract or similar Contract.

3.12.8                  Certain Income Items and Deductions.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(a)           change in method of accounting for a taxable period ending on or prior to the Closing Date;

(b)           “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(c)           installment sale or open transaction disposition made on or prior to the Closing Date; or

(d)           prepaid amount received on or prior to the Closing Date.

3.12.9                  Certain Stock Distributions.  Since September 30, 1991, the Company has not distributed stock of another Person, nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

3.12.10                  Affiliated Group.  The Company has never been a member of an Affiliated Group.

3.12.11                  Unclaimed Property.  To the Company’s Knowledge and the Sellers’ Knowledge, the Company has no material assets that may constitute unclaimed property under Applicable Laws.

3.12.12                  Code Section 382 Ownership Change.  Neither the Company nor any Seller has undergone a Code Section 382 ownership change since December 31, 2000.

3.12.13                  S Corporation Status.  The Company has no potential Liability for any Tax under Code Section 1374 and shall not be liable for any Tax under Code Section 1374 in connection with any deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election.  The Company (and any predecessor of the Company) has been a validly electing “S Corporation” for federal income tax purposes within the meaning of Code Sections 1361 and 1362 (“S Corporation”) at all times since October 1, 1983, and the Company will be an S Corporation up to and, if the Section 338(h)(10) Election is made, including the Closing Date.  Neither the Company nor any of its predecessors has since September 30, 1991 (a) acquired assets from another corporation in a transaction in which the Tax basis of the Company (or its predecessor, as the case may be) for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (b) acquired the stock of any corporation that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361 (b)(3)(B).

3.13           Employee Benefit Plans.

3.13.1                  List of Plans.  Schedule 3.13.1 contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, equity compensation, bonus, severance pay, retention and other similar plans, programs or agreements, relating to any Persons currently or formerly employed by the Company or in which any Person currently or formerly employed by the Company currently participates or is eligible to participate and which is currently maintained or that was maintained at any time since January 1, 2005, by the Company or any ERISA Affiliate, or pursuant to which the Company has or may reasonably be expected to have any material Liability under ERISA, the Code or any other Applicable Laws (collectively, the “Company Plans”).  The Company has made available to Buyer complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing.  The Company has made available to Buyer complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Plans that are in the possession of the Company as of the date hereof.  The Company does not have and has never had any “defined benefit plans” as defined in ERISA Section 3(35).

3.13.2                  ERISA.  Neither the Company nor any ERISA Affiliate of the Company has incurred any “withdrawal liability” calculated under Code Section 4211 and there has been no event or circumstance that would cause them to incur any such Liability.  Except for as set forth on Schedule 3.13.2, neither the Company nor any ERISA Affiliate of the Company has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Code Section 4980B or to any state law conversion rights.  Except as contemplated by Section 3.13.6, no Company Plan previously maintained by the Company or its ERISA Affiliates that was subject to ERISA has been terminated.  With respect to all the Company Plans, the Company and every ERISA Affiliate of the Company is in compliance with all requirements prescribed by all Applicable Laws, and has in all respects performed all obligations required to be performed by it except where the failure to do so would not cause a Company Material Adverse Effect.  Neither the Company nor any ERISA Affiliate of the Company, nor any of their directors, managers, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any “prohibited transaction” as defined in Code Section 4975 that could subject the Company or its Affiliates, officers, directors, managers or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Code Section 4975.

3.13.3                  Plan Determinations.  Each Company Plan intended to qualify in all material respects under Code Section 401(a) (or the prototype or volume submitter document upon which the Company Plan is based) has been determined by the Internal Revenue Service (“IRS”) to so qualify, and the trusts created thereunder have been determined to be exempt from Tax under Code Section 501(a); copies of all determination or opinion letters that have been received by the Company have been delivered or made available to Buyer, and Sellers have not taken any action, received any notification of any action taken by any other Person since the date of such determination or opinion letters that might cause the loss of such qualification or exemption.  With respect to each Company Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending on or prior to the Closing under the Company Plan terms and Applicable Laws have been made.

3.13.4                  Funding.  Except as set forth on Schedule 3.13.4:

(a)           all material contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Company Financial Statements;

(b)           there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge and Seller’s Knowledge, threatened with respect to any Company Plan;

(c)           no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of a partial termination (within the meaning of Code Section 411(d)(3)) of any Company Plan; and

(d)           each Company Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated at all times in compliance in all material respects with the provisions of COBRA and any applicable, similar state law.

3.13.5                  Welfare Plans.  With respect to any Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”):  (a) each Welfare Plan for which contributions are claimed by the Company as deductions under any Code provision is in compliance with all applicable requirements pertaining to such deduction, except where the failure to comply with the above-referenced provisions would not reasonably be expected to have a Company Material Adverse Effect (b) with respect to any welfare benefit fund (within the meaning of Code Section 419 related to a Welfare Plan, there is no disqualified benefit (within the meaning of Code Section 4976(b) that would result in the imposition of a Tax under Code Section 4976(a), (c) any Company Plan that is a group health plan (within the meaning of Code Section 4980B(g)(2) complies, and has reasonably complied with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law or foreign law applicable to employees of the Company or any ERISA Affiliate of the Company except where the failure to comply with the above-referenced provisions would not reasonably be expected to have a Company Material Adverse Effect and (d) any Company Plan that is a group health plan, as defined in the Patient Protection and Affordable Care Act of 2010, has been reasonably operated at all times in compliance with such Act and all related legislation except where the failure to comply with the above-referenced provisions would not reasonably be expected to have a Company Material Adverse Effect to the Company.  Except for as set forth on Schedule 3.13.5, none of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by Applicable Laws, and neither the Company nor any ERISA Affiliate of the Company has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, manager, consultant or other Person, except to the extent required by Applicable Laws.  Except as set forth on Schedule 3.13.5, no Company Plan or employment agreement provides health benefits that are not insured through an insurance contract.  Except as set forth on Schedule 3.13.5, each Company Plan is amendable and terminable unilaterally by the Company at any time without Liability to the Company as a result thereof and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

3.13.6                  Termination of Existing Plans.  Prior to consummation of the Closing the Company will terminate its DC Plans and PS Plan in compliance with such plans and Applicable Laws.  At no time thereafter shall the Company have any Liability with regard to any DC Plan or the PS Plan other than to provide reasonable cooperation in respect of the DC Plan and PS Plan satisfying any distribution, withholding, reporting and disclosure obligations upon their termination, as required by such plans and Applicable Laws.

3.13.7                  Certain Other Matters.  Except as reserved for on the Company Balance Sheet or the Final Closing Balance Sheet, the Company has no material Liability, and the Company will not have any material Liability, with regard to any Company Plan, as a result of any failure to perform non-discrimination testing on a Company Plan or any failure to amend a Company Plan pursuant to the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.”

3.14           Employment-Related Matters.

3.14.1                  Labor Relations.  Except to the extent set forth on Schedule 3.14.1, (a) the Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened against or otherwise affecting the Company, and the Company has not experienced the same; (c) except as has occurred in the Ordinary Course of Business without any resulting Liability of the Company, the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has the Company planned or announced any such action or program for the future with respect to which the Company has any Liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from the Company to the employees of the Company before the date hereof have been paid or accrued as of the date hereof.

3.14.2                  Employee List.  Set forth on Schedule 3.14.2 is a list containing the name of each employee of the Company, whether full-time or part time, and each such employee’s position, starting employment date and annual salary as of the date indicated thereon (“Employee List”).  The Employee List is correct and complete as of the date of the Employee List.  No third party has asserted in writing any claim, or, to the Company’s Knowledge and Sellers’ Knowledge, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company of any of the current officers or employees of, or consultants to, the Company contravenes any agreements or Applicable Laws regarding unfair competition, trade secrets or proprietary information.

3.15           Environmental.

3.15.1                  Environmental Laws.  The Company (a) is in material compliance with all applicable Environmental Laws in effect on the date hereof and (b), except as set forth on Schedule 3.15.1, has not received any communication that alleges that the Company is not in compliance with any Environmental Laws.

3.15.2                  No Basis for Claims.  There are no past or current actions or activities by the Company, nor do the Company or any Sellers have any reasonable basis to believe that any circumstances, conditions, events or incidents exist or have occurred, including the storage, treatment, Release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by the Company, that would reasonably be expected to form the basis of any Environmental Claim against the Company or against any Person whose Liability for any Environmental Claim the Company may have retained or assumed either contractually or by operation of law, including the storage, treatment, Release, emission, discharge, disposal or arrangement for disposal of any Materials of Environmental Concern or any other contamination or other hazardous condition, whether caused by the Company or not related to the premises at any time occupied or used by the Company.

3.15.3                  Transportation of Materials of Environmental Concern.  Except as set forth in Schedule 3.15.3, since December 31, 2006, the Company has not used, handled, generated, produced, manufactured, treated, stored, disposed of, recycled or transported any Materials of Environmental Concern, whether on behalf of the Company or any other Person, in violation of any Environmental Laws, and there has been no Release or threatened Release of any Materials of Environmental Concern beneath or from any real property leased, operated or formerly leased, operated or owed by the Company.

3.16           No Broker’s or Finder’s Fees.  Except for Mesirow Financial, Inc. (“Mesirow”), the fees and expenses of which shall be paid in full by Sellers at the Closing, the Company has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor, intermediary or other Person in connection with the Transactions and giving effect to the consummation of the Closing will not cause the Company to be so obligated.  Upon consummation of the Closing, the Company will have no Liabilities with regard to Mesirow, including under the letter agreement, dated as of December 17, 2009, between Mesirow and the Company, including the Indemnity Agreement referenced therein (collectively, the “Mesirow Agreement”), except for contractual obligations under the above-referenced Indemnity Agreement.

3.17           Assets Other Than Real Property.

3.17.1                  Title.  The Company has good, valid and marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any Encumbrances, except for (a) assets disposed of since Balance Sheet Date in the Ordinary Course of Business, (b) Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) Closing Distributions to Sellers in respect of their Shares in accordance with this Agreement.

3.17.2                  Closing Date Assets.

(a)           Except as set forth on Schedule 3.17.2(a), a of the Closing Date, the Company will have good, valid and marketable title to all of its assets, including those assets shown on the Final Closing Balance Sheet, in each case free and clear of any Encumbrances other than Permitted Encumbrances.

(b)           Except as set forth on Schedule 3.17.2(b), the Company’s assets include all right, title and interest in and to all assets that are used in or that are being held for use or are otherwise necessary in the operation, as currently conducted by the Company, of its business.

(c)           Schedule 3.17.2(c) contains a complete and correct list of all Governmental Entity-owned property or Governmental Entity-furnished equipment, including tooling and test equipment, provided under, necessary to perform the obligation under, or for which the Company could be held accountable under, the Government Contracts and such Governmental Entity-owned property is maintained by the Company in accordance with government-approved property management system.

3.17.3                  Condition.  All facilities, equipment and tangible personal property owned by the Company and regularly used in its business is in normal operating condition and repair, ordinary wear and tear excepted, which wear and tear, taken in the aggregate, is not material to the Company and does not affect the Company’s obligations to consummate the Transactions and otherwise perform under this Agreement.

3.18           Real Property.

3.18.1                  Company Real Property.  The Company does not own and has never owned any real property.

3.18.2                  Company Leases.  Schedule 3.18.2 lists all of the Company Leases.  Complete and accurate copies of the Company Leases, including all material amendments thereto (that are identified on Schedule 3.18.2) have been made available by the Company to Buyer.  The Company Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) granted by or caused by the actions of the Company.  The Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms and conditions.  Neither the Company nor, to the Company’s Knowledge and Sellers’ Knowledge, any other Person to a Company Lease, has committed a breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default.  Schedule 3.18.2 identifies each Company Lease the provisions of which would be adversely affected by the Transactions and each Company Lease that requires the consent of or notice to any landlord, owner or other third Person in connection with the Transactions.  No construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company.

3.18.3                  Condition.  All leasehold improvements and fixtures, or parts thereof, used by the Company in the conduct of its business are in normal operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are usual and customary for similar properties and similar businesses or are required, pursuant to the Company Leases, to be insured by third Persons.

3.19           Contracts, Agreements and Commitments.

3.19.1                  Company Contracts.  Except as set forth on Schedule 3.19.1, the Company is not a party to:

(a)           any bonus, deferred compensation, pension, severance, profit-sharing, equity compensation, employee stock purchase or retirement plan, Contract or arrangement or other employee benefit plan or arrangement;

(b)           any employment Contract with any current employee, officer, manager or consultant (or former employees, officers, managers and consultants to the extent there remain at the date hereof obligations to be performed by the Company);

(c)           any Company Contract for personal services or employment with a term of service or employment specified in the Contract or any Contract for personal services or employment in which the Company has agreed on the termination of such Contract to make any payments greater than those that would otherwise be imposed by Applicable Laws;

(d)           any Company Contract of guarantee or indemnification;

(e)           any Company Contract containing a covenant limiting or purporting to limit the freedom of the Company to compete with any Person in any geographic area or to engage in any line of business;

(f)           any lease other than the Company Leases under which the Company is lessee that involves, in the aggregate, payments of $75,000 or more per annum, or of $125,000 or more for the remaining term of the Company Lease or is material to the conduct of the Company’s business;

(g)           any joint venture or profit-sharing Company Contract or similar Contract ;

(h)           except for trade indebtedness incurred in the Ordinary Course of Business and equipment leases entered into in the Ordinary Course of Business, any loan or credit Contract providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $75,000 or more;

(i)           any license Contract, either as licensor or licensee, involving payments (including past payments) of $75,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material Contract;

(j)           any Company Contract granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;

(k)           any Company Contract or arrangement providing for the payment of any commission or similar payment based on sales or contract awards other than to employees of the Company;

(l)           except in the Ordinary Course of Business, any Company Contract for the sale by the Company of materials, products, services or supplies that involves future payments to the Company of more than $100,000;

(m)           except for Company Leases and in the Ordinary Course of Business, any Company Contract for the purchase by the Company of any materials, equipment, services, or supplies that either (i) involves a binding commitment by the Company to make future payments in excess of $50,000 and cannot be terminated by it without penalty upon 30 days or less notice or (ii) was not entered into in the Ordinary Course of Business;

(n)           any Company Contract or arrangement with any third Person for such third Person to develop any intellectual property or other asset expected to be used or currently used or useful in the Company’s business;

(o)           any Company Contract or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company that involves future payments by it of more than $100,000;

(p)           any Company Contract or commitment to which current or former managers, officers or Affiliates of the Company (or directors, managers or officers of an Affiliate of the Company) are also parties;

(q)           except in the Ordinary Course of Business, any Company Contract not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company of more than $100,000, other than the Company Leases;

(r)           any Company Contract not described above that was not made in the Ordinary Course of Business and that is material to the Company’s financial condition, business, operations, assets, or results of operations; or

(s)           any Company Contract that provides for any continuing or future obligation of the Company, involving Liability of the Company of more than $100,000, actual or contingent, including any continuing representation or warranty and any indemnification obligation, in connection with the disposition of any business or material portion of the assets of the Company.

3.19.2                  Validity.  Except as set forth on Schedule 3.19.2, all Company Contracts, including the Company Contracts required to be set forth on Schedule 3.19.1, are valid and in full force and effect.  Since January 1, 2006, the Company has not, nor, to the Company’s Knowledge and Sellers’ Knowledge, has any other party thereto, breached any provision of, or defaulted under the terms of any such Contract except as set forth on Schedule 3.19.2 or have been cured or waived, and the Company has not received any “notice to cure” or a similar notice from any Governmental Entity requesting performance under any Contract between the Company and such Governmental Entity.

3.19.3                  Third-Party Consents.  Schedule 3.19.3 identifies each Contract and other document that requires that notice be provided to a third Person or the consent of a third Person, including Governmental Entities, in connection with the Transactions.

3.20           Intellectual Property.

3.20.1                  Right to Intellectual Property.  Except as set forth on Schedule 3.20.1, the Company owns, or has the rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the Company’s business as currently conducted (the “Company Proprietary Rights”).  The Commercial Software used in the Company’s business has been acquired and used by the Company on the basis of and in accordance with a valid license from the manufacturer or the dealer authorized to distribute such Commercial Software, free and clear of any claims or rights of any third parties.  The Company is not in breach of any such license and, to the Company’s Knowledge and Sellers’ Knowledge, has not been infringing upon any rights of any third Persons in connection with its acquisition or use of the Commercial Software.

3.20.2                  No Conflict.

(a)           Set forth on Schedule 3.20.2(a) is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

(b)           None of the Company’s currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has the Company been requested to make any such registration.

(c)           Set forth on Schedule 3.20.2(c) is a complete list of all material licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any Company Proprietary Rights (excluding “end-user licenses”) or other trade secret material to the Company’s business, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

(d)           The Company is not in breach of any license, sublicense or other Contract described on such list except such breaches as do not materially impair the Company’s rights under such license, sublicense or other Contract.

(e)           Except as set forth on Schedule 3.20.2(e), the Company’s execution and delivery of this Agreement and consummation of the Transactions will neither cause the Company to be in breach or default under any such license, sublicense or other Contract, nor entitle any other party to any such license, sublicense or other Contract to terminate or modify such license, sublicense or other Contract.

(f)           Except as set forth on Schedule 3.20.2(f), the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all Encumbrances except for Permitted Encumbrances), the Company Proprietary Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third Person in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Proprietary Rights are being used.

(g)           Except as set forth on Schedule 3.20.2(g), no claims with respect to the Company Proprietary Rights have been asserted or, to the Company’s Knowledge and Sellers’ Knowledge, are threatened by any Person nor, to the Company’s Knowledge and Sellers’ Knowledge, are there any valid grounds for any bona fide claims to the effect that the manufacture, sale, licensing or use of any of the products of the Company as currently manufactured, sold, licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trademark, service mark or trade secret,  against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company’s business as currently conducted or as proposed to be conducted by the Company, or challenging the ownership by the Company, or the validity or effectiveness of any of the Company Proprietary Rights.

(h)           All material registered patents, trademarks, service marks and copyrights held by the Company are valid and subsisting in the jurisdictions in which they have been filed.

(i)           To the Company’s Knowledge and Sellers’ Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third Person, including any employee or former employee of the Company.

(j)           No Company Proprietary Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

(k)           Except as set forth on Schedule 3.20.2(k), the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

(l)           The Company’s products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Company Proprietary Rights.

3.20.3                  Employee Agreements.  To the Company’s Knowledge and Sellers’ Knowledge, (a) no employee, officer or consultant of the Company is in breach of any employment or consulting Contract, proprietary information and inventions agreement, non-competition agreement, or any other Contract with the Company and (b) the Company has no Liability for any breach by any employee, officer or consultant of the Company under any such Contracts with any previous employer.

3.21           Insurance Contracts.  Schedule 3.21 lists all Contracts of insurance and indemnity in force at the date hereof with respect to the Company.  Such Contracts of insurance and indemnity and those shown in other Schedules (collectively, the “Company Insurance Contracts”) insure against such risks, and are in such amounts, as are disclosed on such Schedules.  All of the Company Insurance Contracts are in full force and effect, and to the Company’s Knowledge and Sellers’ Knowledge, there are no breaches or defaults thereunder by the Company that could permit the insurer to deny payment of claims thereunder.  The Company has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as currently in effect.  The Company has not received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

3.22           Banking Relationships.  Schedule 3.22 shows the names and locations of all banks, trust companies and other financial institutions in which the Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto.

3.23           No Acquisition Liabilities.  Except as set forth on Schedule 3.23, to the Company’s Knowledge and Sellers’ Knowledge, the Company has no Liabilities arising from or in connection with any acquisition of a Person or a line of business by the Company.

3.24           Absence of Certain Relationships.  Except as set forth on Schedule 3.24, to the Company’s Knowledge and Sellers’ Knowledge none of (a) the Company, (b) any officer of the Company, (c) any Seller or (d) any member of the immediate family of the individuals listed in clauses (b) or (c) of this Section 3.24, has any financial or employment interest in any subcontractor, supplier, or customer of the Company (other than equity holdings in publicly held companies of less than one percent of the outstanding capital stock of any such publicly held company).

3.25           Sensitive Payments.  Neither the Company nor any Affiliate of the Company, nor, to the Company’s Knowledge and Sellers’ Knowledge, any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly taken any action that would cause the Company to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.  Neither the Company, nor any Affiliate of the Company, nor, to the Company’s Knowledge and Sellers’ Knowledge, any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Applicable Laws, or (b) established or maintained any fund or asset that has not been recorded in the Company’s books and records.

3.26           Government Contracts.

3.26.1                  Generally.  Each Company Contract that is a Government Contract (each an “Active Government Contract”) is listed on Schedule 3.26.1(a) and identified as a Government Contract.  Each Company Completed Engagement that is or was a Government Contract is referred to herein as a “Completed Government Contract.”  Also listed on Schedule 3.26.1(a) and identified as a “Government Bid” is each outstanding offer, quote, bid or proposal for a Government Contract involving the Company’s business (“Government Bid”).  Listed on Schedule 3.26.1(b) is each Active Government Contract under which, to the Company’s Knowledge and Sellers’ Knowledge, the Company currently is experiencing, or is reasonably likely to experience, either cost, schedule, technical or quality problems.

3.26.2                  Bids and Awards.  Except as set forth on Schedule 3.26.2, (a) the Company was eligible to receive and qualified to perform, under Applicable Laws, each Active Government Contract and each Completed Government Contract (collectively, “Company Government Contracts”) at the time of award, (b) no Active Government Contract (or, where applicable, the prime contract with the United States Government under which such Company Government Contract was awarded) is the subject of any active bid or award protest proceedings, (c) neither the Company nor any Sellers have any reasonable basis to believe that any such Active Government Contract (or, where applicable, the prime contracts with the United States Government under which such Company Government Contract was awarded) is likely to become subject to bid or award protest proceedings, and (d) there is no pending award in respect of a Government Bid that was made under any small business set aside program.  Except as set forth on Schedule 3.26.2, to the Company’s Knowledge and Sellers’ Knowledge, no facts exist which would reasonably be expected to give rise to a claim for price adjustment under the Truth in Negotiations Act or to any other request for a reduction in the price of any Company Government Contracts.

3.26.3                  Compliance with Law and Regulation and Contractual Terms; Inspection and Certification.

(a)           Except as set forth on Schedule 3.26.3(a), the Company has complied in all material respects with all applicable statutory and regulatory requirements pertaining to the Company Government Contracts, including the Armed Services Procurement Act, the Federal Property and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles, and the Cost Accounting Standards.

(b)           (i) The Company has complied in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Company Government Contracts, whether incorporated expressly, by reference or by operation of Applicable Laws; (ii) all Company specific facts, and to the Company’s Knowledge and Sellers’ Knowledge all subcontractor, teaming partner or other third Person specific facts, set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company to any Government Entity in connection with any Company Government Contract or any Government Bid were current, accurate and complete as of the date of their submission; (iii) the Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under all Company Government Contracts and each of its Government Bids; (iv) no Company specific facts, and to the Company’s Knowledge and Sellers’ Knowledge no subcontractor, teaming partner or other third Person specific facts exist that would reasonably be expected to give rise to Liability to the Company under the False Claims Act that would reasonably be expected to result in a Company Liability; and (v) no Company fact, and to the Company’s Knowledge and Sellers’ Knowledge no subcontractor, teaming partner or other third Person specific facts exist that would reasonably be expected to give rise to an obligation of the Company to reimburse any Governmental Entity in respect of any Completed Government Contract that has not been officially closed out by such Governmental Entity as a result of final indirect rate adjustments.

(c)           Except as described in Schedule 3.26.3(c), (i) the Company has not undergone and, (ii) to the Company’s Knowledge and Sellers’ Knowledge, (1) is not undergoing any, review, inspection, investigation, survey or examination of records relating to any Government Contract and (2) no audit, review, inspection, investigation, survey or examination of records described in Schedule 3.26.3(c) has revealed any fact, occurrence, or practice that would reasonably be expected to have a material adverse  affect on the assets, business or financial statement of the Company, or its continued eligibility to receive and perform Government Contracts.

(d)           The Company has not made any payment, directly or indirectly, to any Person in violation of Applicable Laws, including laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

(e)           The Company has complied in all material respects with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information.

(f)           The Company’s cost accounting purchasing, inventory and quality control systems are in compliance in all material respects with all applicable government procurement statutes and regulations and with the requirements of the Company Government Contracts.

(g)           The Company has complied in all material respects with applicable statutory and regulatory requirements pertaining to each Company Government Contract premised on the Company’s status as a small business or under other preferential status, as applicable; provided, however, that neither the Company nor any Seller makes any representation or warranty as to whether or to what extent any Governmental Entity or prime contractor under which the Company is performing any Government Contract as a subcontractor has taken credit in respect of its small business goals based on the Company’s small business status or other preferential status, as applicable.

3.26.4                  Disputes, Claims and Litigation.

(a)           Except as described on Schedule 3.26.4(a), (i) there are neither outstanding claims asserted against the Company or disputes with the Company, in writing, relating to any Company Government Contract nor, to the Company’s Knowledge and Sellers’ Knowledge, any facts or allegations that would reasonably be expected to give rise to such a claim or dispute in the future; and (ii) there are neither any outstanding claims asserted against  the Company or disputes with the Company, in writing, relating to any Company Government Contract that, if resolved unfavorably to the Company, would reasonably be expected to increase by five percent or more the Company’s cost to complete performance of any task order under such Company Government Contract above the amounts set forth in the estimates to complete previously prepared by the Company and delivered to Buyer for the Company Government Contract, nor any reasonably foreseeable expenditures that would be likely to increase by five percent or more the cost to complete performance of any task order under any Company Government Contract above the amounts set forth in the estimates to complete described above.

(b)           The Company has not been nor is currently under any administrative, civil or criminal investigation or indictment disclosed to the Company involving alleged false statements, false claims or other misconduct relating to any Company Government Contract or Government Bids, and the Company and Sellers reasonably believe there is no basis for any such investigation or indictment.

(c)           The Company has not been nor is currently a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any Company Government Contract or Government Bids and, the Company and Sellers reasonably believe there is no basis for any such proceeding.

(d)           Except as described on Schedule 3.26.4(a): (i) neither the United States Government nor any prime contractor or higher-tier subcontractor under a Company Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the Ordinary Course of Business) or set-off, material amounts of money otherwise acknowledged to be due to the Company under a Company Government Contract; (ii) neither the United States Government nor any prime contractor or higher-tier subcontractor under an Active Government Contract has questioned or disallowed any material costs claimed by the Company under any Active Government Contract; and (iii) to the Company’s Knowledge and Sellers’ Knowledge, there is no fact or occurrence that would reasonably be expected to be a basis for disallowing any such costs.

3.26.5                  Sanctions.  Neither the United States Government nor any prime contractor or higher-tier subcontractor under a Company Government Contract nor any other Person has notified the Company, in writing, of any actual or alleged violation or breach by the Company of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification except where such violation or breach is or would reasonably be expected to be immaterial.  Except as set forth on Schedule 3.26.5, the Company has not received any show cause, cure, deficiency, default or similar notices, in writing, relating to any Company Government Contract.  Neither the Company nor any director, manager, officer, employee, consultant or Affiliate thereof has been or is currently suspended, debarred or, to the Company’s Knowledge and Sellers’ Knowledge, proposed for suspension or debarment from contracting with any Governmental Entities and, to the Company’s Knowledge and Sellers’ Knowledge, no facts exist that would reasonably be expected to cause or give rise to such suspension or debarment or proposed suspension or debarment.  No determination of non-responsibility has ever been issued against the Company with respect to any Government Bid.

3.26.6                  Terminations; Show-Cause Letters.  Except as set forth on Schedule 3.26.6, (a) no Company Government Contract has been terminated for default or convenience since December 31, 2006, (b) the Company has not received a show-cause letter or any similar written communication or notice from any Governmental Entity since December 31, 2006 and (c) the Company has not received any notice, in writing, terminating or indicating an intent to terminate any Active Government Contract for convenience.

3.26.7                  Within the Scope.  Except as set forth on Schedule 3.26.7, there has been no allegation, charge or finding (internal or external to the Company) in writing, or, to Company’s Knowledge and Sellers’ Knowledge, investigation or report (internal or external to the Company) since December 31, 2006 to the effect that the Company has been, or may have been, a party to any task order or delivery order under any Company Government Contract, where the goods or services purchased, or identified to be purchased, by a Government Entity under such task order or delivery order are or were not reasonably within the statement of work contained in the Company Government Contract under which the task order or delivery order was issued.

3.26.8                  Assignments.  Except as set forth on Schedule 3.26.8, the Company has not made any assignment of any Active Government Contract or of any right, title or interest in or to any Active Government Contract to any Person.  Except as set forth on Schedule 3.26.8, the Company has not entered into any financing arrangements with respect to the performance of any Active Government Contract.

3.26.9                  Property.  The Company is in compliance in all material respects with all Applicable Laws with respect to the possession and maintenance of all government-furnished property (as defined in the FAR).

3.26.10                  Governmental Entity Audits and DCAA Claims.  The Company has not been audited by the Defense Contracting Audit Agency (“DCAA”) for at least the past 10 years.  The Company has not had any material adjustments arising out of any audit by a Governmental Entity, including DCAA’s audits, and, except as set forth on Schedule 3.26.10, to the Company’s Knowledge and Sellers’ Knowledge, there are no facts, events or circumstances that would reasonably indicate that the Company is likely to be subject to a DCAA Claim.

3.26.11                  National Security Obligations.  The Company is in compliance in all material respects with all Applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof.

3.26.12                  Credentials.  Each Company employee performing services related to a Company Government Contract possessed (during the time of such performance) all of the required credentials (e.g., education and experience) and security clearances specified in or required by such Company Government Contract.  To the Company’s Knowledge and Sellers’ Knowledge, there is no existing information, fact, condition or circumstance that would cause the Company to lose its facility security clearances.

3.26.13                  Export Compliance.

(a)           As and to the extent applicable to any of the Company Government Contracts, the Company has complied, and is in compliance, in each case in all material respects, with the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act (“EAA”), the Export Administration Regulations, the International Emergency Economic Powers Act (“IEEPA”), the antiboycott and embargo regulations and guidelines issued under the EAA and IEEPA (and other legal authority), the economic sanctions regulations of the United States Department of the Treasury, Office of Foreign Assets Control, United States/Canada Joint Certification Program and United States Customs requirements, including the various laws and regulations enforced by the United States Department of Homeland Security, Customs & Border Protection.

(b)           Neither the Company nor any Seller is, and to the Company’s Knowledge, no officer, director, employee or agent of the Company (i) is the subject of any indictment for nor have any of them been convicted of violating the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or any of the statutes or regulations referenced in Section 3.26.13(a) or (ii) is ineligible to contract with, or to receive a license or other approval from any Governmental Entity to export or import articles or services subject to United States export control statutes and regulations.

3.26.14                  No Contingent Fees.  To the Company’s Knowledge and Sellers’ Knowledge, no facts, events or other circumstances exist that would reasonably be expected to violate or otherwise constitute a basis on which the United States Government or any other Person might reasonably claim to violate, the covenant against contingent fees under any Company Government Contract, or 10 U.S.C. Sec.2306, 41 U.S.C. Sec.254(a) as implemented in FAR 3.402.

3.27           Inventory.  Except as set forth in Schedule 3.27, all inventory of the Company, whether or not reflected on the Company’s balance sheet, including such balance sheets included in the Company Financial Statements and the Closing Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  Except as may be otherwise set forth on Schedule 3.27, all such inventory is either owned by the Company free and clear of all Encumbrances except for Permitted Encumbrances, or held on a consignment basis by the Company’s customers at their location.

3.28           Customers and Suppliers.

3.28.1                  Schedule 3.28.1 sets forth (a) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $1,000,000 for each of the Company’s two most recent fiscal years (collectively, the “Material Customers”); and (b) the amount of consideration paid by each Material Customer during such periods.  Except as set forth in Schedule 3.28.1, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

3.28.2                  Schedule 3.28.2 sets forth (a) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $1,000,000 for each of the Company’s two most recent fiscal years (collectively, the “Material Suppliers”); and (b) the amount of purchases from each Material Supplier during such periods.  Except as set forth in Schedule 3.28.2, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease after the Closing, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

3.29           Product Warranty.  Except as set forth in Schedule 3.29, substantially all of the products manufactured, sold, leased, and delivered by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties in respect of which the Company has any Liability, and, to the Company’s Knowledge and Sellers’ Knowledge, the Company does not have any material Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the Ordinary Course of Business.  Substantially all of the products manufactured, sold, leased, and delivered by the Company are subject to standard terms and conditions of sale or lease.  Schedule 3.29 includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

3.30           Product Liability.  The Company does not have any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by the Company.

3.31           Termination of Lease.  The lease agreement dated as of September 30, 1994 between W&M Company, a Pennsylvania partnership, and the Company (as amended by an agreement dated October 1, 2006) in respect of premises located at 248 East Race Street and 266 East Race Street, Somerset Borough, Somerset County, Pennsylvania,  shall, as of the Closing Date, be terminated and null and void so that the Company shall thereafter have no Liability under or otherwise in respect of such lease agreement.

3.32           Cumulative Exceptions.  The exceptions and qualifications to the representations and warranties set forth in this Article 3 that are based upon such exceptions and qualifications being “material” or being “in all material respects,” or not having or would or could not reasonably be expected to result in a Company Material Adverse Effect, or any similar exception or qualification, have not and will not, individually or in the aggregate, have a Company Material Adverse Effect (collectively, the “Materiality Qualifications”).

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1           Corporate Status of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.

4.2           Authority for Agreement; Noncontravention.

4.2.1                  Authority of Buyer.  Buyer has the corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by Buyer’s board of directors and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions.  This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by Buyer have been or, when executed and delivered, will be duly executed and delivered by Buyer as the case may be, and constitute valid and binding obligations of Buyer as the case may be, enforceable against Buyer in accordance with their terms.

4.2.2                  No Conflict.  Neither execution and delivery of this Agreement by Buyer nor the performance by Buyer of its obligations hereunder, nor the consummation by Buyer of the Transactions will (a) conflict with or result in a violation of any provision of Buyer’s certificate of incorporation or by-laws, as amended, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other Contract, Permit, concession, grant, franchise, judgment, order, decree, statute, ordinance, rule or regulation to which Buyer is a party or by which any of its material assets or properties is bound or which is applicable to Buyer or any of its material assets or properties.  No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Buyer or, except as required under the HSR Act, the consummation by Buyer of the Transactions.

4.3           Compliance with Applicable Laws.  Buyer is in compliance in all material respects with all Applicable Laws and with all rules and regulations of all national securities exchanges upon which Buyer’s stock is listed.  All filings and disclosures made by Buyer or to be made by Buyer pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the rules or regulations of such national securities exchanges were or will be true and correct in all material respects as of the time that they were or are made, except to the extent any were discovered to be incorrect and have been corrected by Buyer in the manner required by Applicable Laws or the national securities exchange.

4.4           Investment Intent.

(a)           Buyer is acquiring the Shares for its own account for investment and not for distribution, assignment or resale to others;

(b)           Buyer acknowledges that the (i) issuance of the Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon an exemption therefrom for nonpublic offerings, and (ii) the Shares may not be sold or otherwise transferred unless such sale or other transfer is registered under the Securities Act or an exemption from registration is available; and

(c)           Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

4.5           Proceedings.  There is no investigation by any Governmental Entity or any other claim, action, suit or other proceeding involving any Person with respect to Buyer or, to Buyer’s knowledge, threatened, nor any action, suit or other proceeding against or involving Buyer, at law or in equity that would prevent Buyer from consummating the Transactions.

4.6           Brokers. Buyer has no Liability for any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer and for which any Sellers could have Liability.

ARTICLE 5.  CONDUCT PRIOR TO THE CLOSING DATE

5.1           Conduct of the Company’s Business.  Except as set forth on Schedule 5.1, between the date hereof and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 (“Pre-Closing Period”), the Company shall, (a) carry on its operations in the Ordinary Course of Business, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company’s current business organization, keep available the services of its current officers, employees and agents and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that the Company’s goodwill and ongoing business shall remain substantially the same at the Closing Date, and (b) promptly notify Buyer of any event or occurrence that will have or could reasonably be expected to have a Company Material Adverse Effect.  In addition, during the Pre-Closing Period, the Company, except as set forth on Schedule 5.1 or as otherwise specifically permitted herein, or with Buyer’s prior consent, shall not:

(a)           amend its Organizational Documents;

(b)           except for Closing Distributions, declare or pay any dividends or distributions on the Shares nor purchase, redeem or otherwise acquire for consideration any of the Shares;

(c)           purchase, redeem, issue or sell any of its capital stock or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, equity appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any of its securities;

(d)           except for Closing Distribution, grant any profits interests or other interests in the revenues, earnings, cash flow or distributions of the Company;

(e)           borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any Liability, except obligations incurred in the Ordinary Course of Business;

(f)           pay, discharge or satisfy any claim or Liability in excess of $50,000 (in any one case) or $100,000 (in the aggregate), other than the payment, discharge or satisfaction in the Ordinary Course of Business of obligations reflected on or reserved against in the Company Balance Sheet, or incurred since the Balance Sheet Date in the Ordinary Course of Business or as contemplated hereby;

(g)           except as required by Applicable Laws, adopt or amend in any material respect, any Contract or plan (including compensation, retention or severance arrangements) for the benefit of its employees;

(h)           sell, mortgage, pledge or otherwise encumber or dispose of any of its assets that are material, individually or in the aggregate, to the Company’s business, except in the Ordinary Course of Business;

(i)           acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any other Person, or otherwise acquire any assets that are material, individually or in the aggregate, to the Company’s business, except in its Ordinary Course of Business;

(j)           increase the following amounts payable or to become payable: (i) the salary of any officer of the Company, other than increases in the Ordinary Course of Business and not exceeding, in any case, five percent of the officer’s salary on the date hereof, (ii) any other compensation of its officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those individuals, other than increases that are provided in the Ordinary Course of Business to broad categories of employees and do not discriminate in favor of the aforementioned individuals, and (iii) the compensation of any of its other employees, consultants or agents except in the Ordinary Course of Business;

(k)           dispose of, permit to lapse, or otherwise fail to preserve the rights of the Company to use the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing rights with respect thereto, other than in the Ordinary Course of Business, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Company Material Adverse Effect;

(l)           sell, or grant any right to exclusive use of, all or any part of the Company Proprietary Rights;

(m)           enter into any contract or commitment or take any other action that is not in the Ordinary Course of Business or could reasonably be expected to have an adverse impact on the Transactions or that would have or could reasonably be expected to have a Company Material Adverse Effect;

(n)           amend in any material respect any Company Contract, the amendment of which will have or could reasonably be expected to have a Company Material Adverse Effect;

(o)           waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $25,000 or (ii) the waiver, release, transfer or lapse of which would reasonably be expected to have a Company Material Adverse Effect;

(p)           except for the Closing Distributions take any action that would materially decrease the Closing Net Working Capital by more than $4,000,000 below the Trigger Amount;

(q)           make any change in any method of accounting or accounting practice other than changes required to be made so that the Company’s financial statements comply with GAAP;

(r)           except in the Ordinary Course of Business, defer the payment of any expenses beyond the date such expenses are due;

(s)           take any material act or omit to take any material act that is not in the Ordinary Course of Business in respect of the Company’s assets or Liabilities or is not in accordance with the Company’s course of conduct in effect for the Company’s current fiscal year;

(t)           except in the Ordinary Course of Business, change, alter or make any employment Contract with Company personnel or consultants;

(u)           make any investment in any Person or capital expenditure not in the Ordinary Course of Business;

(v)           except for payment of normal compensation or reimbursement of expenses in the Ordinary Course of Business, enter into any transaction with any Seller or any Affiliate of any Seller;

(w)           except in the Ordinary Course of Business or as may be in furtherance of the Transactions, enter into any transaction, sell any assets or knowingly or intentionally incur any Liability or make any payment in respect of any Liability; and

(x)           agree or otherwise commit, whether in writing or otherwise, to take any action described above in this Section 5.1.

In addition, as of the Closing Date, the Company’s capital expenditures during the period commencing on October 1, 2010 and ending on the Closing Date will represent in the aggregate such percentage of $1,000,000 that the number of days that have lapsed from October 1, 2010 to the Closing Date represents as a percentage of 365.

5.2           Conduct of Sellers and Company regarding Tax Status.  During the Pre-Closing Period, each of Sellers and the Company shall not, and shall cause the Company not to, take or allow any action that would cause any portion of Section 3.12.13 not to continue to be true and accurate

5.3           Retention Agreements.  Without limiting the restrictions set forth in Section 5.1, neither the Company nor any Seller shall enter into any retention or similar agreement with any Company employee during the Pre-Closing Period without Buyer’s prior consent, which consent shall not be unreasonably conditioned, withheld or delayed.

ARTICLE 6.  ADDITIONAL AGREEMENTS

6.1           Exclusivity.  During the Pre-Closing Period neither the Company nor any Seller will, directly or indirectly, through its respective Affiliates, agents, officers, managers or advisors, directly or indirectly, solicit, initiate, encourage, or participate in discussions, negotiations or otherwise cooperate in any way with, or provide any information or documents to, any Person or group, other than Buyer, concerning, or enter into any letter of intent, agreement in principle or agreement, definitive agreement or otherwise, with respect to, any tender offer, exchange offer, merger, business combination, sale of substantial Company assets, sale of  Shares or other Company capital stock, or similar transaction involving the Company.

6.2           Expenses.  Except as otherwise provided in Sections 6.3, 6.7.5 and 6.9(c), each Party shall be responsible for its own costs and expenses in connection with the Transactions, including fees and disbursements of consultants, investment bankers and other financial advisers, counsel and accountants.

6.3           Indemnification.

6.3.1                  Indemnification of Buyer Indemnified Parties.  Subject to this Section 6.3 from and after the Closing Date, Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyer and the Company and their respective directors, officers, employees, representatives, successor and permitted assigns (collectively “Buyer Indemnified Parties”) in respect of, and Buyer Indemnified Parties shall be entitled to payment and reimbursement, jointly and severally, from Sellers (collectively the “Seller Indemnifying Parties”) of the amount of, all Losses suffered, incurred or paid by any Buyer Indemnified Party, by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by any Seller or Sellers’ Representative of any covenant, agreement or obligation in this Agreement (whether to be performed before, on or after the Closing Date) or by the Company of any covenant, agreement or obligation in this Agreement to be performed by the Closing Date, (b) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by the Company, any Seller or Sellers’ Representative in this Agreement or any certificate delivered by the Company or Sellers pursuant to Section 7.2 (individually, “Seller Rep” and collectively, “Seller Reps”), (c) in respect of any MEI Warranty Claims or the MEI Litigation or (d) in respect of the Mesirow Agreement.  Notwithstanding anything herein to the contrary, in determining (a) if there is a misrepresentation or inaccuracy in, or a breach of, any Seller Rep and (b) the amount of related Losses, (ii) each Seller Rep shall read as if made by such Indemnifying Party and (ii) all Materiality Qualifications contained in any such Seller Rep shall be ignored.

6.3.2                  Indemnification of Seller Indemnified Parties.  Subject to this Section 6.3 from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Sellers and their heirs, representatives, agents and permitted assigns (collectively “Seller Indemnified Parties”) in respect of, and Seller Indemnified Parties shall be entitled to payment and reimbursement from Buyer and its successors and assigns (collectively the “Buyer Indemnifying Parties”) of the amount of all Losses suffered, incurred or paid by any Seller Indemnified Party by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement; (b) any misrepresentation or inaccuracy in, or breach of any, representation or warranty contained in Article 4 or in any certificate of Buyer delivered pursuant to Section 7.3.

6.3.3                  Claims for Indemnification.  When a Person entitled to indemnification under this Section 6.3 (“Indemnified Person”) obtains reasonably sufficient knowledge of any fact, claim or demand that has given rise to, or would reasonably give rise to, a claim for indemnification under  this Section 6.3 (referred to herein as an “Indemnification Claim”), such Indemnified Party shall thereafter give notice of such fact, claim or demand, including the amount or method for calculation of such claim (“Notice of Claim”), to the Party from whom indemnification is sought under this Section 6.3 (the “Indemnifying Party”) within 15 Business Days of the date on which the Indemnified Person obtained actual knowledge of such fact, claim or demand.  Notwithstanding the forgoing, so long as the Notice of Claim is given by the Indemnified Party during the respective claim period specified in Section 6.3.6, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent, if any, that the Indemnifying Party has been materially prejudiced thereby.

6.3.4                  Defense by Indemnifying Party.

(a)           If a claim or demand is asserted by a third Person against an Indemnified Person (a “Third Party Claim”), the Indemnifying Party shall, except as otherwise provided in Section 6.3.4(b), have the right, but not the obligation, exercisable by notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim.

(b)           The Seller Indemnifying Parties shall not have such right or opportunity to assume and control the defense of any such Third Party Claim, but shall have the right to participate in the defense of such Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Buyer Indemnified Party in respect of the Third Party Claim if (i) subject to Section 6.7.2, such Third Party Claim relates to, or arises in connection with, any criminal proceeding, indictment, investigation or civil action by any Governmental Entity other than inquiries or audits in the Ordinary Course of Business, (ii) such Third Party Claim seeks an injunction or other equitable relief against the Buyer Indemnified Party, or (iii)  the Buyer Indemnifying Parties fail to exercise reasonable commercial effort in conducting the defense of such Third Party Claim.

(c)           If the Buyer Indemnified Party assumes and controls the defense of a Third Party Claim pursuant to Section 6.3.4(b), the Buyer Indemnified Party shall conduct the defense thereof as follows: (i) the Buyer Indemnified Party shall permit the Seller Indemnifying Parties to participate in the defense of such claim, to have reasonable access to all documents and personnel involved in such claim and to discuss its views and positions with the Buyer Indemnified Party, (ii) the Buyer Indemnified Party will defend the Seller Indemnifying Party against the matter with counsel which choice of counsel is subject to the reasonable satisfaction of Sellers, Representative; (iii) the Seller Indemnifying Parties may retain separate co-counsel at the sole cost and expense of Seller Indemnifying Party; (iv) the Seller Indemnifying Parties will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Buyer Indemnified Party; and (v) the Buyer Indemnified Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  The Buyer Indemnified Party agrees, in connection with any such Third Party Claim, to work cooperatively and in good faith with the Seller Indemnifying Parties.

(d)           If the Indemnifying Party is entitled under this Section 6.3.4 to assume the defense of the respective Third Party Claim and gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows:  (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement only requires the payment by one or more Indemnifying Parties of a monetary amount, does not include a statement as to admission of fault, culpability or failure to act by or on behalf of such Indemnified Party, and the settlement would not be detrimental to the Indemnified Party’s reputation or continuing business.

(e)           If a Third Party Claim is made and no Indemnifying Party notifies the Indemnified Party within 10 Business Days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party shall defend against or enter into any settlement with respect to the matter.  Notwithstanding the foregoing, the Indemnified Party shall not settle such Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(f)           The Parties agree that Seller Indemnifying Parties are assuming the defense of the MEI Litigation pursuant to this Section 6.3.4.

6.3.5                  Limitation on Liability for Indemnification.

6.3.5.1                Buyer Indemnity Deductible.  Except for Fundamental Representation Claims, Benefit Plan Claims pertaining to any one or more of the DC Plans or the PS Plan and claims based on Sellers’ fraud, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 in respect of a misrepresentation or inaccuracy in, or breach of, any Seller Rep until the aggregate amount of all Losses suffered, incurred or paid by one or more Buyer Indemnified Parties exceeds $700,000 and thereafter to the extent of the Losses that exceed $700,000.

6.3.5.2                Certain Caps on Indemnification Liability.

(a)           Except for Fundamental Representation Claims, Special Representation Claims and claims based on fraud by any Seller, the aggregate Liability of Sellers under this Section 6.3 shall not exceed $30 million, with indemnity payments for Fundamental Representations, Special Representations and fraud being excluded in determining if the above-referenced $30 million indemnity cap has been reached.

(b)           In the absence of fraud by any Seller, the aggregate Liability of Sellers for all Fundamental Representation Claims shall not exceed an amount equal to (i) the aggregate Purchase Price paid pursuant to Sections 2.2.2, (ii) less any indemnification amounts previously paid by Sellers under this Section 6.3 in respect of all other representations and warranties hereunder.

(c)           In the absence of fraud by any Seller, the aggregate Liability of Sellers for all Special Representation Claims under this Section 6.3 shall not exceed $47 million, with indemnity payments previously paid by Sellers under this Section 6.3 for all other Seller Reps (other than prior Special Representation Claims) being excluded in determining if the $47 million indemnity cap has been reached.

(d)           In addition to the foregoing, except for Fundamental Representation Claims, the aggregate Liability of Sellers for Indemnification Claims under this Section 6.3 in respect of misrepresentations or in accuracies in, or breaches of, Seller Reps shall not exceed $50 million.

(e)           Except with respect to Fundamental Representation Claims, Special Representation Claims and claims based on fraud by any Seller, until the then available Escrow Amount held in escrow under the Escrow Agreement, minus the aggregate amount of all pending Indemnification Claims and indemnification claims of Buyer Indemnified Parties under Section 6.7.5 (“Section 6.7.5 Claims”), against such Escrow Amount is not greater than zero, Buyer Indemnified Parties shall be entitled under this Section 6.3 only to look to the Escrow Amount for Indemnification Claims.

6.3.5.3                Other Limitations.  Notwithstanding anything herein to the contrary, no Seller shall be in any way liable or responsible for a breach by any other Seller of Section 6.12.

6.3.6                  Claims Periods and Escrow Amount.

(a)           Except for Fundamental Representation Claims, Special Representation Claims and Indemnification Claims based on fraud by any Seller, any Indemnification Claim in respect of a misrepresentation or inaccuracy in, or breach of, (i) any Seller Rep or (ii) any representation or warranty in Article 4 must be made by a Notice of Claim before the 184th day after the first Closing Date Anniversary.  Any Fundamental Representation Claims, Special Representation Claims, Section 6.7.5 Claims and Indemnification Claims based on fraud by any Seller must be made by a Notice of Claim before the expiration of the applicable statute of limitations for the respective claims.

(b)           Any Buyer Indemnified Party entitled to payment for an Indemnification Claim or Section 6.7.5 Claim shall be entitled to such payment from the Escrow Amount in accordance with the Escrow Agreement, provided, that:

(i)  as of 5:00 p.m. Washington D.C. time on the 183rd day after the first Closing Date Anniversary, the amount by which, if any, the remaining balance of the Escrow Amount, exceeds the sum of (x) $4,500,000 and (y) the aggregate amount of all pending Indemnification Claims and Section 6.7.5 Claims of one or more Buyer Indemnified Parties, shall be disbursed and released to Sellers’ Representative (on behalf of Sellers) pursuant to the Escrow Agreement;

(ii)  during the period commencing at 5:00 p.m. Washington D.C. and ending on the third Business Day after the third Closing Date Anniversary (the “Second Escrow Period”), Buyer Indemnified Parties will only be entitled to payment from the Escrow Amount for their (x) Indemnification Claims and Section 6.7.5 Claims that were pending as of the commencement of the Second Escrow Period, and (y) Section 6.7.5 Claims that were made during the Second Escrow Period; and

(iii)  on the fourth Business Day after the third Closing Date Anniversary, any remaining balance of the Escrow Amount, less the aggregate amount of any pending Indemnification Claims and Section 6.7.5 Claims of one or more Buyer Indemnified Parties, shall be disbursed and released to Sellers’ Representative (on behalf of Sellers) pursuant to the Escrow Agreement.

6.3.7                  Subrogation.  Upon making an indemnity payment pursuant to this Section 6.3, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third Person in respect of the Losses to which the payment is related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will promptly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

6.3.8                  Exclusive Remedies.  The remedies provided for in this Section 6.3 shall be, except as otherwise provided in this Section 6.3.8 or in Sections 6.7, 6.12 and 9.1, the sole and exclusive remedies of the Parties and their respective officers, managers, directors, employees, agents, representatives, successors and assigns after the Closing related to Losses arising out of or related to this Agreement (excluding the Exhibits), and each Party irrevocably hereby waives, to the fullest extent permitted by Applicable Law, the right to assert any and all such rights, claims and causes of action; provided, however, that nothing herein is intended to waive any claims for fraud or waive any equitable remedies to which a Party may be entitled.  Furthermore, no Buyer Indemnified Party shall be entitled to indemnification under this Section 6.3 for any Loss for which Buyer was already compensated as a result of such Loss having been included as a Company Liability in determining Closing Net Working Capital under Section 2.2.3 or 2.2.4

6.3.9                  Right of Offset.  Buyer may offset any amounts to which Buyer is entitled under this Section 6.3 or Section 6.7 from any one or more Sellers against any amounts otherwise payable hereunder by Buyer to any one or more Sellers or Sellers’ Representative (on behalf of Sellers), including Earnout Payments and any and all other payments pursuant to Section 2.2; provided, that Buyer’s ability to exercise such right of offset (a) shall be subject to the terms and conditions of Section 6.3 in respect of Indemnification Claims or, as the case may be, Section 6.7 in respect of Section 6.7.5 Claims and (b) may only be pursued to the extent the then Escrow Amount is otherwise insufficient to satisfy the aggregate amount of all pending Indemnification Claims and Section 6.7.5 Claims (the amount of the shortfall in the Escrow Amount hereinafter the “Setoff Amount”).  If Buyer wishes to exercise the rights provided in this Section 6.3.9, (a) Buyer shall deliver to the Sellers Representative a notice (a “Set-off Certificate”) specifying in reasonable detail the nature and dollar amount of the claim and the Set-off Amount and (b) to the extent the claims set forth in the Set-off Certificate are finally resolved in Sellers’ favor (whether by mutual agreement of Buyer and the Sellers’ Representative or by final non-appealable order of a court of competent jurisdiction), Buyer shall within five Business Days thereafter pay the portion of the Set-off Amount resolved in Sellers favor to the Sellers, together with interest thereon in accordance with this Agreement.

6.3.10                  Treatment of Indemnity Payments Between the Parties.  Unless otherwise required by Applicable Laws, all indemnification payments hereunder shall constitute adjustments to the Purchase Price for all Tax purposes, and no Party shall take any position inconsistent with such characterization.

6.4           Access and Information.  The Company shall afford to Buyer and its officers, employees, accountants, counsel and other authorized representatives and advisers access, during regular business hours, throughout the Pre-Closing Period, to the Company’s offices, properties, books and records, and shall use reasonable efforts to cause the Company’s representatives and independent public accountants to furnish to Buyer such additional financial and operating data and other information as to the Company’s business, customers, vendors and properties as Buyer may from time to time reasonably request.  Notwithstanding the foregoing, all visits to any Company office or other Company facility will be coordinated and conducted so as to not be disruptive to the Company’s operations and to preserve the confidentiality of the Transactions.  In addition, with the Company’s prior consent (which shall not be unreasonably withheld, delayed or conditioned), Buyer shall be permitted to meet with the Company’s significant customers.

6.5           Public Disclosure and Confidentiality.  Except as otherwise required by Applicable Laws, neither the Company nor any Seller shall announce or disclose to any other Person the existence or the terms or conditions of this Agreement or the Transactions without Buyer’s prior consent (which shall not be unreasonably withheld, delayed or conditioned); provided further that the foregoing shall not apply to any information that is publicly available other than as a result of unauthorized disclosure by the Company or any Seller. Except as disclosure may be required by Applicable Laws or the applicable rules, regulations or policies of any national securities exchange, any press release or other public disclosure of information regarding the Transactions (including the negotiations with respect to the Transactions and the terms, conditions and existence of this Agreement) shall be developed and approved by Buyer; provided that Buyer’s initial press release and Current Reports on Exchange Form 8-K, including amendments thereto, regarding the Transactions shall be subject to review by Sellers’ Representative.

6.6           Further Assurances.

6.6.1                  Generally.  Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers, or representatives of any Party, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective this Agreement and the Transactions.  In case at any time after the Closing Date the Parties determine that any further action, including the obtaining of any required Governmental Entity approvals, and waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers, and directors or representatives of each Party to this Agreement are hereby directed and authorized to use their commercially reasonable efforts to effectuate all required action.

6.6.2                  Consents.  Each Party agrees to use its commercially reasonable efforts to obtain the Consents before the Closing, and further agrees to provide all documentation necessary to effect each Consent, including all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required or appropriated to obtain Consents.  In particular and without limiting the generality of the foregoing, the Company shall continue to communicate with responsible officers of the United States Government from time to time as may be appropriate and permissible, to request timely action on any and all requests for the Consents.

6.7           Tax Matters.

6.7.1                  Code Section 338(h)(10) Election.

(a)           At Buyer’s option, each Seller shall join Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local or foreign law) with respect to the purchase and sale of Shares hereunder (the “Section 338(h)(10) Election”).  If the Section 338(h)(10) Election is made, Buyer will allocate the Purchase Price and Liabilities of the Company (plus other relevant items) to the Company’s assets (the “Purchase Price Allocation”) for all purposes in a manner consistent with Code Sections 338 and 1060.  All Tax Returns of the Buyer, the Company and each Seller (including any amended returns and claims for refund) and information reports shall be prepared and filed consistent with the Purchase Price Allocation (subject to any changes made by Governmental Entities).  Unless otherwise required by Applicable Laws, the Escrow Amount and the Earnout Payments shall be applied as partial consideration for “Section 197 intangibles” as defined in Code Section 197(d), except to the extent that the Liabilities of the Company and the portion of the Initial Purchase Price paid to Sellers pursuant to Section 2.2.2(a)(i) are less than the values of the Company’s other assets as determined pursuant to the preceding sentence.  Buyer shall be responsible, at its own expense, for preparing all forms, attachments and schedules necessary to effect the Section 338(h)(10) Election (including IRS Form 8023 and any similar forms under state, local or foreign laws) (the “Section 338(h)(10) Election Forms”).  Sellers shall provide such cooperation in the preparation of the Section 338(h)(10) Election Forms as Buyer reasonably requests from time to time, and each Seller with respect to any Section 338(h)(10) Election Form shall execute such Form and return it to Buyer within 15 days of receipt thereof by Sellers’ Representative.  Buyer will have the sole responsibility for assuring that the Section 338(h)(10) Election Forms are duly and timely filed so long as each Seller fulfills his or her obligations under this Section 6.7.1(a).

(b)           If Buyer makes the Section 338(h)(10) Election and as a result any Seller owes additional Taxes (“Incremental Taxes”) compared to the Taxes such Seller would have incurred if such Election had not been made, Buyer shall increase the Purchase Price to such Seller by the amount of additional consideration  necessary to cause such  Seller’s after-Tax net proceeds from the sale of the Shares hereunder to be equal to the after-Tax net proceeds that such Seller would have received had the Section 338(h)(10) Election not been made, taking into account all federal, state and local Tax implications, including the additional Tax (the “Tax Gross-Up”) owed by such Seller due to receiving the foregoing additional cash consideration (such total additional consideration, being the sum of such Incremental Taxes and the Tax Gross-Up, referred to hereinafter as the “Tax Adjustment”).  In computing the Incremental Taxes, the Tax Adjustment, and the calculations related thereto, (i) such Seller shall be presumed to be a resident of the Commonwealth of Pennsylvania, (ii) the highest individual federal and state income Tax rates to which such Seller is subject with respect to the relevant categories of income (e.g., with respect to federal income Tax, ordinary income vs. long-term capital gain, and with respect to state income Taxes, the Tax rate (determined on a state-by-state basis) applicable to the income taxed by such state), but not taking into account any “surtax” or “millionaires” tax unless applicable, shall be used; (iii) any of such Seller’s other income, deduction, gain, loss, or credits shall be ignored other than the deductibility or credibility of Taxes arising as a result of the Section 338(h)(10) Election (including, for avoidance of doubt, the Taxes arising as a result of payment of the Tax Adjustment) in determining the Taxes of the Seller; and (iv) Sellers’ transactional costs shall be appropriately treated, including, in determining Sellers’ Tax with respect to a taxable sale of their stock, in accordance with the election set forth in Section 4 of Revenue Procedure 2011-29 to the extent such Revenue Procedure is applicable in determining such Tax.  For avoidance of doubt Incremental Taxes (x) shall not include any Taxes for which Sellers are responsible for indemnifying the Buyer Indemnified Parties pursuant to Section 6.7.5 and (y) if, as a result of an examination or amendment of the Company’s Tax return for a Tax jurisdiction reflecting the consequences of the Section 338(h)(10) Election, any Seller owes additional Taxes to such jurisdiction attributable to the Section 338(h)(10) Election, any penalties, interest or other Losses attributable to such additional Taxes provided such Seller promptly pays the same.  To the extent that, as a result of the Section 338(h)(10) Election, more Tax basis is allocated to the Escrow Amount and the Earnout Payments than would otherwise have been the case had such Section 338(h)(10) Election not been made, the Tax Adjustment shall be determined as if such additional basis was fully recoverable when such Escrow Amount and Earnout Payments were or would have been paid.

(c)           Buyer shall, within seven days after it delivers the Closing Statements to Sellers’ Representative pursuant to Section 2.2.4.1, deliver to Sellers’ Representative a tentative allocation of the Purchase Price and Liabilities of the Company (plus other relevant items) among the assets of the Company (the “Tentative Allocation”).   The Tentative Allocation will be the Purchase Price Allocation if the Closing Statements become the Final Closing Statements without adjustment, alteration or amendment.  If the Closing Statements do not so become the Final Closing Statements, Buyer shall deliver the Purchase Price Allocation to Sellers’ Representative within 10 days after the determination of the Final Closing Statements.

(d)           Upon execution of this Agreement, Sellers’ Representative and Buyer shall cooperate in good faith to develop a methodology for determining the Tax Adjustment.  Within 30 days after Buyer has delivered the Tentative Allocation to Sellers’ Representative, Sellers’ Representative shall deliver to Buyer a schedule setting forth, separately for each Seller, (i) its computation and tentative determination based on such Tentative Allocation of the amount of the Tax Adjustment (the “Tentative Tax Adjustment”) with respect to such Seller or (ii) if the Tentative Allocation becomes the Purchase Price Allocation pursuant to Section 6.7.1(c) no later than 14 days before the Tentative Tax Adjustment is to be delivered to Buyer in accordance with the 30 day period provided herein, Sellers’ Representative shall deliver to Buyer its proposed Tax Adjustment (the “Proposed Tax Adjustment”).  If Sellers’ Representative delivers to Buyer a Tentative Tax Adjustment within the 30 day period described in the preceding sentence, Sellers’ Representative shall deliver to Buyer the Proposed Tax Adjustment within the later of (i) 14 days after the Tentative Tax Adjustment is delivered to Buyer, or (ii) 14 days after Sellers’ Representative receives the Purchase Price Allocation in accordance with Section 6.7.1(c).  The Tentative Tax Adjustment (if delivered, and, even then, as to, but only as to, the methodology employed therein but subject to adjustment to reflect any differences between the Tentative Allocation and the Purchase Price Allocation) and the Proposed Tax Adjustment shall be binding and conclusive upon, and deemed accepted by, Buyers, and the Proposed Tax Adjustment shall become the Tax Adjustment, unless Buyers shall have, within 30 days (reduced to 14 days with respect to the Proposed Tax Adjustment if the Tentative Tax Adjustment has previously become final pursuant  to this Section 6.7.1(d) or Section 6.7.1(e)) after Buyer’s receipt thereof, notified the Sellers’ Representative in reasonable detail of any objections thereto (the “Buyer Objections”).  After the end of the above-referenced 30 day (or 14 days, as the case may be) period, neither Buyer, Sellers’ Representative or any other Party may introduce additional disagreements with respect to (i) any element in the methodology of determining the Tentative Tax Adjustment or (ii) any element or item in the Tax Adjustment, as the case may be, or increase the amount of any disagreement, and any element or item not so identified shall be deemed to be agreed to by Buyer and Sellers’ Representative and will be final, binding and conclusive upon the parties.

(e)           If a Buyer Objection is provided, it shall be resolved pursuant to the procedure set forth in Section 2.2.4.3, except that the periods there specified shall, with respect to the Proposed Tax Adjustment if the Tentative Tax Adjustment shall have previously become final pursuant to Section 6.7.1(d) or 6.7.1(e), be reduced to 5 Business Days other than the period for determination by the Arbiter, which shall be 14 days.  The Tentative Tax Adjustment (as to, but only as to, the methodology employed therein but subject to adjustment to reflect any differences between the Tentative Allocation and the Purchase Price Allocation) and the Proposed Tax Adjustment, as the case may be, shall become final, conclusive and binding upon the Parties, and the Proposed Tax Adjustment shall become the Tax Adjustment, upon the earliest of (i) Buyer’s failure to provide a Buyer Objection within the period permitted under this Section 6.7.1(b), (ii) the agreement between Buyer and Sellers’ Representative with respect thereof, and (iii) the decision by the Arbiter with respect to any disputes pursuant to this Section 6.7.1(e) according to the procedure set forth in Section 2.2.4.3 (including the qualification in the ante-penultimate sentence of said Section 2.2.4.3 as if it referred to tax principles rather than accounting principles), subject, however, to subsequent adjustment in the event of a change (whether an increase or a decrease) in a Seller’s Incremental Taxes arising as a result of (x) an adjustment to the Purchase Price Allocation or to revisions made pursuant to clause (i) of the third last sentence of Section 6.7.2(a) by Governmental Entities, (y) with respect to state income Taxes, an adjustment by a Governmental Entity to the allocation or apportionment of the Company’s income attributable to the Section 338(h)(10) Election among the several states or (z) any change in the Applicable Laws relating to the computation of the Tax Adjustment (events described in clauses (x), (y) or (z), a “Tax Adjustment Amendment Event”).  Buyer shall pay, after taking into account any amount previously paid to Sellers pursuant to Section 6.7.1(h), each Seller’s respective Tax Adjustment to Sellers’ Representative on behalf of such Seller on or before the later of the due date for the filing of the Form 8023 with respect to the Section 338(h)(10) Election or the determination of the Tax Adjustment except to the extent that a portion of the Tax Adjustment is attributable to income arising as a result of the payment of the Escrow Amount (or portion thereof) or the Earnout Payments, in which case such portion of the Tax Adjustment shall be paid to Sellers’ Representative within 15 days after payment of the associated portion of the Escrow Amount or Earnout Payment.  The Parties shall endeavor in good faith to finalize the amount of the Tax Adjustment no later than 60 days before the deadline date for filing the Section 338(h)(10) Election.

(f)           If (i) there is a Tax Adjustment Amendment Event or (ii) any Seller receives a refund of all or a portion of the Incremental Taxes giving rise to the payment of a Tax Adjustment, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may  be, within 15 days after, in the case of an event described in clause (i) the relevant underlying determination by a Governmental Entity becomes final, binding, and conclusive upon the Company or, with respect to a refund described in clause (ii), receipt of such refund by such Seller, an amount equal to (a) the decrease or increase in the Tax Adjustment amount that is attributable (using the same methodology by which the Tax Adjustment amount was determined) to such Tax Adjustment Amendment Event, or the amount of the Tax Adjustment that was attributable to such refunded Incremental Taxes, as the case may be, increased or decreased, as the case may be, by (b) any interest received or paid by such Seller with respect to such Tax Adjustment Amendment Event or refund.

(g)           Buyer will not and will not cause or permit the Company to (i) except to the extent otherwise required by a final, conclusive, binding and unappealable determination by a Governmental Entity, amend on or after the Closing Date any income Tax return for any period ending on or before the Closing Date without Sellers’ Representative’s prior consent, determined in its sole discretion, which would result in any Tax Liability to Sellers, (ii) except to the extent otherwise required by Applicable Laws and subject to restrictions of clause (i) hereof, take any action on or after the Closing other than in the Ordinary Course of Business or as contemplated by this Agreement, including the actual distribution of any dividend or the actual redemption of any stock, that would result in any Tax Liability to any Seller, but only to the extent that such actions would cause a carryback of one or more Tax attributes of the Company to a Pre-Closing Tax Period or have a direct effect on the Tax attributes of the Company in a Pre-Closing Tax Period, or (iii) make any election or deemed election under Code Section 338 on the Closing Date other than the Section 338(h)(10) Election.

(h)           Within 30 days after the Closing the Company shall deliver to Sellers’ Representative (i) a draft trial balance as of the Closing Date, (ii) a draft Purchase Price Allocation, and (iii) any other Company draft financial information (such as draft state allocation and apportionment financial information) which is required by Sellers’ Representative and reasonably available to the Company to enable Sellers’ Representative to determine Sellers’ Tax for the period ending on the Closing Date.  If Sellers’ Representative reasonably and in good faith determines that, assuming that the Section 338(h)(10) Election is timely made, any Seller will incur Incremental Taxes with respect to which it will have to make payments of estimated Tax or of Taxes to be paid with a request for an extension of the deadline in filing the underlying Tax return (collectively, “Estimated Taxes”) before the Tax Adjustment will have been otherwise paid to such Seller, Sellers’ Representative will prepare in good faith and submit to Buyer, no later than 25 days before the due date (taking into account extensions) by which such payment of Estimated Tax must be made, its analysis (which shall include the date by which such Estimated Tax must be paid) and calculation of the amount of such required payment of Estimated Tax for Buyer’s review and comment.  Such calculation and analysis shall be based on the most recent information provided to Sellers’ Representative regarding the allocation of the purchase price, i.e., the items specified in the first sentence of this Section 6.7.1(h), the Tentative Allocation or the Purchase Price Allocation, as the case may be, provided that with respect to the Tentative Allocation or the Purchase Price Allocation, as the case may be, such Allocation is delivered to Sellers’ Representative no later than 35 days before the due date (taking into account extensions) for payment of such Estimated Tax.  Sellers’ Representative or its Tax advisors shall, to the extent practicable, confer in good faith with Buyer’s advisors as Sellers’ Representative or its Tax advisors prepares such analysis and calculation, including the determination of the jurisdictions in which such Taxes must be paid and the relevant Tax returns filed.  Buyer shall submit to Sellers’ Representative its comments on such analysis and computation within ten days of Buyer’s receipt of same.  Sellers’ Representative shall consider Buyer’s comments in good faith and, within seven days after receipt of such comments, deliver to Buyer its response to Buyer’s comments and, after giving such effect to Buyer’s comments as it deems appropriate, its determination of the amount of the required payment of Estimated Tax.  Buyer shall pay to Sellers’ Representative, for the benefit of such Seller, the amount of the required payment of Estimated Tax (the “Estimated Tax Advance”) as so determined by Sellers’ Representative by no later than the later of (a) three Business Days after its receipt of such determination from Sellers’ Representative or (b) five days before the date Seller must make such payment of Estimated Tax.  Any amounts requested to be advanced by Sellers’ Representative that are not so advanced in accordance with the preceding sentence shall bear interest at the rate of ten percent per year compounded monthly.  Further, if, because of a failure to provide to Sellers’ Representative the items described in the first sentence of this Section 6.7.1(g) or because of a variation between the Purchase Price Allocation and the allocation required above to be used in determining the Estimated Tax Advance, a Seller incurs penalties or interest for underpayment of Estimated Taxes, such Sellers’ Tax Adjustment shall be increased to take into account such penalties and interest.  Any such payment of Estimated Tax Advance on behalf of a Seller shall be treated as an advance on the Tax Adjustment owing to such Seller and shall be deducted by Buyer from the Tax Adjustment otherwise to be paid to such Seller pursuant to Section 6.7.1.  If the Estimated Tax Advance exceeds the Tax Adjustment or the Section 338(h)(10) Election is not made, Seller shall, by no later than 30 days after the later of the due date of the Section 338(h)(10) Election for federal income Tax purposes or the due date for Seller’s Tax return that would properly reflect the payment of such estimated Tax, reimburse Buyer for the amount of such excess, or if the Section 338(h)(10) Election is not made, the entire amount of the Estimated Tax Advance.  Any amounts not so reimbursed to Buyer shall thereafter bear interest at the rate of 10% per year, compounded monthly.

(i)           Buyer will reimburse Sellers’ Representative in respect of documented legal and Tax advisory fees and expenses incurred by Sellers after the Closing Date, up to a maximum aggregate amount of $100,000, relating to the Section 338(h)(10) Election.  The amount to be paid by Buyer to Sellers’ Representative (on behalf of Sellers) pursuant to this Section 6.7.1(i) shall be paid within 15 Business Days after the one or more respective invoices are submitted to Buyer.

6.7.2                  Termination of Tax Year and Responsibility for Filing Tax Returns for Periods through Closing Date.

(a)           Buyer and Sellers agree and intend that, pursuant to the Code and applicable Treasury Regulations, if the Section 338(h)(10) Election is made, the Company’s taxable year shall terminate at the end of the Closing Date and, if no such election is made, such taxable year shall terminate at the end of the day before the Closing Date.  Seller’s Representative, using the Company’s past Tax return preparer at Seller’s expense, who shall confer with and keep Buyer’s accountants reasonably informed during the preparation of the Tax returns described in this Section 6.7.2(a), will prepare and timely file the necessary Company Tax returns (and, if required by Governmental Entities, any amended tax returns) for all periods ending on or prior to the Closing Date; and Sellers shall include any income, gain, deduction or other Tax items for such periods on their Tax returns in a manner consistent with the Schedule K-1s furnished by the Company to Sellers for such periods.  Buyer shall pay all administrative costs (including any additional tax return preparation costs) of the Buyer and the Company relating to the Section 338(h)(10) Election and the Sellers shall pay the remaining costs.  Such Tax returns will be prepared in a manner consistent with the Company’s prior Tax returns unless otherwise required by Applicable Laws.  Sellers’ Representative shall deliver to Buyer copies of the Company’s Tax returns on or before the 15th Business Day before they are to be filed with the applicable Governmental Entity.  Sellers’ Representative, unless otherwise required by Applicable Laws, shall make such revisions to such Company Tax returns for the year ending on or on the day before the Closing Date as are reasonably requested by Buyer (i) relating to the consequences of the Section 338(h)(10) Election, provided, however, that if such revisions cause an increase in any Seller’s Incremental Taxes beyond that which was taken into account in computing the Tax Adjustment determined with respect to such Seller, Buyer shall promptly pay to Sellers’ Representative on behalf of such Seller an additional amount of Tax Adjustment with respect to such Incremental Taxes, by no later than the later of (a) three days after the receipt of such request by Buyer, or (b) five days before the date Sellers’ must make payment of such Tax, such additional amount to be determined in accordance with the methodology set forth in Section 6.7.1 and (ii) on other matters, provided that they do not adversely affect Sellers. In preparing such Company Tax returns, Sellers’ Representative shall not, without Buyer’s consent, which consent shall not be unreasonably conditioned, withheld or delayed, make any election or take any position not required by Applicable Laws that would increase the Tax Adjustment or any Tax for which the Company and Buyer are responsible pursuant to the penultimate sentence of Section 6.7.2(b).  For these purposes, the Company’s income will be allocated between the taxable year ending on, or as the case may be, on the day before, the Closing Date, and the taxable year beginning the following day according to its normal tax accounting rules as set forth in Code Section 1362(e)(3)(A).  Notwithstanding anything in this Section 6.7.2(a) to the contrary, Sellers’ Representative hereby agrees, if the Buyer determines (after conferring in good faith with Sellers’ Representative) that the Company is required by Applicable Laws to file Tax returns with any of the jurisdictions referenced in Section 2 of Schedule 3.1 or in Schedule 3.12.1, to file such returns with such jurisdictions, in such form and substance, as requested by Buyer.   Buyer shall confer in good faith with Sellers’ Representative regarding the preparation of such returns.

(b)           Sellers hereby, jointly and severally, assume the responsibility for all federal, state, local and foreign income Taxes of the Company or on its income (including on their distributive shares thereof) for all periods prior to or ending on the Closing Date, including, if the Section 338(h)(10) Election is made, any Tax on each Seller’s income, gain or other Tax item resulting from such Section 338(h)(10) Election, subject to Buyer’s obligations under Section 6.7.1 and the following sentence, unless accrued for and reflected as a current Liability on the Closing Statements.  Buyer and the Company will be responsible for paying any Company-level Tax (including, with respect to state income Taxes on Sellers not resident of such state, state withholding Taxes with respect to such Sellers and state income Taxes paid with respect to such Sellers on so-called “composite” or “bloc” returns) triggered as a result of the Section 338(h)(10) Election except to the extent that it is credited against Sellers’ income Taxes or that it is imposed under Code Section 1374 or any analogous provision of state or local law.  To the extent that Company receives a refund of any Tax triggered as a result of the Section 338(h)(10) Election the burden of which was borne by a Seller pursuant to the previous sentence, such amount shall be paid to Sellers’ Representative on behalf of such Seller within 15 days of its receipt.

(c)           Sellers’ Representative shall have the sole responsibility and right to settle all examinations with Governmental Entities for income Tax returns of the Company for periods ending prior to or on the Closing Date except for matters relating to the Purchase Price Allocation if the Section 338(h)(10) Election is made.  Sellers’ Representative shall have the right and obligation to contest, compromise or pay any alleged claim or deficiency, except for matters relating to the Purchase Price Allocation if the Section 338(h)(10) Election is made, provided that any compromise or payment shall not increase (i) the Taxes for the Company or Buyer, or otherwise adversely affect the Company or Buyer, for any period subsequent to the Closing Date, (ii) the amount of the Tax Adjustment or (iii) the Company-level taxes for which Buyer and the Company are responsible pursuant to the penultimate sentence of Section 6.7.2(b) without Buyer’s prior written consent, which may not be reasonably withheld, delayed, or conditioned, and provided further that Sellers’ Representative and each Seller shall (at Buyer’s expense) take any action that Buyer may reasonably request with respect to such examinations that would affect the amount of such Tax Adjustment or such Company-level Taxes and would not otherwise increase Seller’s Taxes.  Buyer shall provide prompt notice to Sellers’ Representative of any audits or examinations, or requests therefor, for periods ending prior to or on the Closing Date, or claims of assessment or deficiencies as to the Company for such periods.

(d)           Buyer shall have the sole responsibility and right to settle all examinations at Buyer’s expense with Governmental Entities for income Tax returns of the Company for periods ending on the Closing Date for, but only for, matters relating to the Purchase Price Allocation if the Section 338(h)(10) Election is made.  Buyer shall have the right and obligation to contest or compromise any alleged claim or deficiency regarding the Purchase Price Allocation if the Section 338(h)(10) Election is made, provided that any resulting increase in the Tax Adjustment shall be paid to the Sellers’ Representative within 15 days of the time in which examination becomes final, binding and conclusive upon the Company and provided further that Buyer shall (at Sellers’ expense) take any action that Sellers’ Representatives may reasonably request relating thereto as does not adversely affect Buyer or the Company.  Buyer shall provide prompt notice to Sellers’ Representative of any audits or examinations, or requests therefor, relating to (x) allocation of the Purchase Price if the Section 338(h)(10) Election is made, (y) periods ending prior to or on the Closing Date, or (z) claims of assessment or deficiencies as to the Company for such periods.

(e)           Buyer will cause the Company to (i) prepare and timely file Tax returns of the Company for any Straddle Period, such returns to be prepared in a manner consistent with the Company’s prior such Tax returns unless otherwise required by Applicable Laws, (ii)  deliver to Sellers’ Representative copies of such Tax returns on or before the 15th Business Day before they are to be filed with the appropriate Governmental Entity, and (iii) unless otherwise required by Applicable Laws, make such revisions to such returns as are reasonably requested by Sellers’ Representative, subject to Section 6.7.1(a) relating to the Purchase Price Allocation if the Section 338(h)(10) Election is made, provided that such revisions will not increase (x) the amount of the Tax Adjustment, (y) the Company-level Taxes for which Buyer or the Company is responsible pursuant to the penultimate sentence of Section 6.7.2(b), or (z) the Taxes of the Company or Buyer for the portion of a Straddle Period beginning the day after the Closing Date or for any subsequent period.  Buyer shall have the sole responsibility and right to settle all examinations with Governmental Entities for Tax returns for periods ending after the Closing Date, including those that come within Straddle Periods, and Buyer shall, subject to Section 6.7.1 regarding the Purchase Price Allocation if the Section 338(h)(10) Election is made, have the right and obligation to contest, compromise or pay any alleged claim or deficiency, provided that any compromise or payment shall not increase the Taxes for Sellers, or otherwise affect Sellers, for any period ending prior to or on the Closing Date without Sellers’ Representative’s prior consent, which shall not be unreasonably withheld, delayed or conditioned, and provided further that Buyer shall (at Seller’s expense) take any action Sellers may reasonably request with respect to such examinations of Tax returns for Straddle Periods that would not increase the Company’s or Buyer’s Taxes for the portion of the Straddle Period beginning the day after the Closing Date or for any subsequent period, or otherwise affect Buyer, without Buyer’s prior consent, which consent will not be unreasonably withheld, delayed or conditioned.  Buyer shall provide notice to Sellers’ Representative of any audits or examinations, or requests thereto for any Straddle Period, or claims of assessment or deficiencies as to the Company for such periods.

6.7.3                  Audits.  Each Seller shall allow the Company and its counsel to participate in any audit of Seller’s federal income Tax returns to the extent that such Tax returns relate to the Company.  No Seller shall settle any such audit in a manner that would adversely affect the Company or Buyer after the Closing Date without Buyer’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned.  Without limiting Buyer’s rights under Section 6.7.2(d), Sellers’ Representative shall allow Buyer and its counsel to participate in any audit of the Company’ Tax returns for periods ending on or before the Closing Date which relate to matters that relate to or otherwise adversely affect Buyer.  The Company and Buyer shall allow Sellers’ Representative and its counsel to participate in any audit of the Company’s Tax returns to the extent that such Tax returns relate to or otherwise adversely affect Sellers.  Neither the Company nor Buyer shall settle any such audit in a manner that would adversely affect Sellers for any period ending prior to or on the Closing Date without Sellers’ Representative’s prior consent, which shall not be unreasonably withheld, delayed or conditioned.

6.7.4                  Tax-Sharing Agreements.  All income Tax-sharing Agreements shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

6.7.5                  Tax Indemnification.  Subject to Section 6.3.5.2(b), Sellers shall jointly and severally indemnify the Buyer Indemnified Parties and hold them harmless from and against any Losses attributable to (a) any Taxes (or the non-payment thereof) (other than those Taxes identified in the penultimate sentence of Section 6.7.2(b) as the responsibility of Buyer and the Company) of the Company for all the taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Sec. 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (c) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulations, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (a), (b) and (c) above, Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing difference between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the adjustment to the Purchase Price pursuant to Sections 2.2.3 and 2.2.4.  Sellers shall jointly and severally  reimburse for any Taxes of the Company that are the responsibility of any one or more Sellers within 15 Business Days after payment of such Taxes by any one or more Buyer Indemnified Parties.  Buyer shall indemnify and defend the Seller Indemnified Parties and hold them harmless from and against any and all Losses attributable to (i) any actions (except to the extent required by Applicable Laws) of the Company after the Closing Date other than in the Ordinary Course of Business that would result in any Tax Liability to any of Sellers (but only to the extent that such actions cause a carry back of one or more Tax attributes of the Company to a Pre-Closing Tax Period or have a direct effect on the Tax attributes of the Company in a Pre-Closing Tax Period or (ii) any Tax Adjustment Amendment Event that triggers an increase to the Tax Adjustment.  Buyer shall reimburse Sellers’ Representative for the benefit of Sellers for any Sellers’ Losses attributable to such additional Tax Liability or, in the case of a Tax Adjustment Amendment Event, increase in the Tax Adjustment within 15 days after payment of such amounts by one or more of the Seller Indemnified Parties.

6.7.6                  Straddle Period.  If any taxable period includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, sales or purchases of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction in the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.7.7                  Cooperation on Tax Matters.

(a)           The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Sellers’ Representative  reasonable notice prior to transferring, destroying or discarding any such books and records and, if Sellers’ Representative so requests, allow Sellers’ Representative to take possession of such books and records.

(b)           Subject to Applicable Laws, the Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

6.7.8                  Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in respect of the Transactions (other than in respect of the Lease Agreements) shall be paid by Sellers, jointly and severally.

6.7.9                  Code Section 7519 Refunds.  After the Closing, Sellers’ Representative shall prepare and timely submit to the IRS any forms necessary or appropriate for the Company to claim a refund pursuant to Code Section 7519(c) of any amounts referenced in clause (i) of the definition of “Current Assets” in Section 1.3(w) of Schedule 1.  Buyer shall reasonably cooperate as required to process the refund from the IRS but shall not be required to, or to cause the Company to, initiate any judicial proceedings in connection therewith except at the request of Sellers’ Representative and at Sellers’ expense.  Within five days of the Company’s receipt of the refunds from the IRS, the Company shall pay any such refunds to Sellers’ Representative (on behalf of Sellers).

6.8           Release.  Subject to and effective as of consummation of the Closing, each Seller hereby remises, releases and forever discharges the Company and its successors and assigns of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever in law or in equity known or unknown against the Company which any Seller ever had, may have up until immediately preceding the Closing or may thereafter have, including any claims to any commissions or any portion of the revenue or profits of the Company or any equity interest in the Company, except to the extent of any obligation of the Company to Seller (a) under this Agreement or any other documents, including employment agreements, executed in connection with the Closing, (b) unpaid accrued salaries and reimbursable out of pocket expenses incurred on the Company’s behalf, subject to the Company’s related policies and supporting documentation, and (c) except in respect of any breach by the Company, any one or more Sellers or Sellers’ Representative of any representations, warranties, covenants, obligations or agreements contained herein, any and all indemnification and other rights, benefits and claims of Sellers under the Organizational Documents.

6.9           Regulatory Filings.

(a)           During the Pre-Closing Period, each of the Parties shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall refrain from taking any action that would impede compliance with, all Applicable Laws, and, as promptly as practicable after the date hereof, each of the Parties shall make all filings, notices, petitions, statements, registrations, submissions or information, application or submission of other documents required by any Government Entity in connection with the Transactions, including any filing or registration necessary to obtain any material consent, authorization or approval or otherwise required or advisable to consummate the Transactions.  Each Party shall cause all documents that it is responsible for filing with any Government Entity under this Section 6.9 to comply in all material respects with all Applicable Laws.

(b)           Buyer and Sellers undertake and agree to file within three Business Days after the date hereof, a Notification and Report Form and documentary materials in respect of the Transactions that substantially comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules thereunder, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Entity relating to antitrust matters).  Buyer and Sellers’ Representative shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation, (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the other Party’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, (iii) use commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation Law.  Each of the Parties shall use commercially reasonable efforts to obtain any clearance under the HSR Act or to resolve any objections that may be asserted by the applicable Governmental Entity, in each case as promptly as practicable, including by executing agreements, defending through litigation on the merits any claim asserted in any court, including appeals, and submitting to judicial or administrative orders to hold separate any business or assets of any Seller, the Company or Buyer or their respective Affiliates; provided, however, that nothing contained in this Agreement shall require Buyer or any Seller to take any such action if the taking of such action could reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company or Buyer, or that of any of their respective Affiliates, or require Buyer or the Company or any of their respective Affiliates to dispose of any material portion of its business.  Buyer and Sellers’ Representative shall (i) promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Entity and, subject to Applicable Laws, permit the other Party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat, and (iii) to the extent permitted under applicable Law, furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transactions (unless the furnishing of such information would (A) violate any Applicable Laws (including those relating to security clearance or export controls) or any confidentiality agreement or (B) cause the loss of the attorney-client privilege with respect thereto); provided, that each such Party shall use its, his or her commercially reasonable efforts to promptly communicate to the other Party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate Applicable Laws or cause the loss of the attorney-client privilege with respect thereto.

(c)           Except as otherwise provided herein, the obligations of the Parties under this Section 6.9 shall not include any requirement of any Party to expend money (other than normal legal and professional fees or filing fees), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.  Notwithstanding anything herein to the contrary, Buyer and the Company shall each pay 50% of all filing fees in respect of the filing under the HSR Act referenced in Section 6.9(a) in respect of the Transactions.

6.10           Exchange Information.  During the Pre-Closing Period, each of the Parties shall promptly supply the others with any information that may be required to effectuate any filings or application pursuant to Sections 6.9 or 6.11.  Except where prohibited by Applicable Laws, each of the Parties shall consult with the other Parties prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any Party in connection with any investigations or proceedings in connection with this Agreement or the Transactions (including under any antitrust or fair trade Applicable Laws), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the Transactions; provided that, with respect to any such filing, presentation or submission, no Party need supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that Applicable Laws require such Party to restrict or prohibit access to any such properties or information.

6.11           Notification.  During the Pre-Closing Period, each of the Parties will notify the other promptly upon the receipt of:  (a) any material comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (b) any request by any officials of any Governmental Entity for material amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Laws.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.9, the respective Party will promptly inform the other Party of such occurrence and reasonably cooperate in filing with the applicable Governmental Entity such amendment or supplement.

6.12           Certain Post-Closing Covenants.

6.12.1                  Non-Competition.  Subject to the terms and conditions hereof, except with Buyer’s prior consent, each Seller, other than D. Wheeler, R. Davies and Barbara W. Davies, covenants and agrees that, during the Restricted Period, he or she shall not engage in a Competitive Activity or be Associated with a Competitive Activity.

6.12.2                  Noninterference with Business.  During the Restricted Period, each Seller, other than D. Wheeler, R. Davies and Barbara W. Davies, agrees that he or she shall not directly or indirectly:

(a)           solicit, induce or attempt to induce any employee, consultant or independent contractor to terminate or breach an employment, contractual or other relationship with the Company or Buyer;

(b)           contact any customer who was a customer of the Company as of the Closing Date for the purpose of diverting or taking away business from the Company or Buyer; or

(c)           (i) directly or indirectly contact any of the Company’s or Buyer’s then current customers for the purpose of diverting or taking away business from the Company or Buyer; or (ii) otherwise interfere with, impair, disrupt or damage the Company’s or Buyer’s relationship with any of its then current customers for the purpose of diverting or taking away business from the Company or Buyer.

6.12.3                  Confidentiality.  Each Seller agrees that during the Restricted Period, he or she will not disclose or use in any manner that is adverse to the interests of Buyer or the Company, directly or indirectly, any Confidential Information, except pursuant to a subpoena, order or request issued by a court of competent jurisdiction or by another Government Entity, or as otherwise required by Applicable Laws.  Any Seller may, however, use Confidential Information in the preparation of Tax returns with respect to periods prior to and including the Closing Date.  If this Agreement terminates without the Closing occurring, each Party agrees that during the period commencing with the date of such termination and ending on the third anniversary thereof such Party shall not, except to the extent otherwise required by Applicable Law, directly or indirectly disclose or use any Confidential Information obtained from the other Parties pursuant to this Agreement or prior to the execution of this Agreement, in the course of negotiating and evaluating the Transactions.  If a receiving Party becomes legally compelled to disclose any of the Confidential Information, such Party will provide the disclosing Party with prompt notice so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.12.3.  If such protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions of this Section 6.12.3, the receiving Party will furnish only that portion of the Confidential Information which, in the judgment of its counsel, is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

6.12.4                  Use of “Wheeler Bros.” Name.  Except as an officer or employee of the Company and as otherwise set forth on Schedule 6.12.4, each Seller agrees not to use, directly or indirectly, the name “Wheeler Bros.” and any derivation thereof after the Closing Date in respect of for-profit activities; provided, however, that any Seller shall have the right to use the name “Wheeler” as part of his or her legal name.

6.12.5                  Injunctive Relief For Breach.  Each Seller’s obligations under this Section 6.12 are of a unique character that gives Seller particular value, and a breach of any of such obligations will result in irreparable and continuing damage to the Company and Buyer for which there will be no adequate remedy at law.  Accordingly, without limiting any Seller’s obligations under Section 6.3, in the event of such breach, each Seller agrees that the Company and Buyer will be entitled to injunctive relief and a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

6.13           Termination of Existing Employment Agreements and Stock Restriction Agreement and Transfer Agreement.  Concurrently with the execution and delivery of the employment agreements contemplated by Section 7.2.5, any existing employment agreements between the Company and any current or former employee of the Company shall be terminated and null and void for all purposes, so that the Company has no Liability thereunder or otherwise in respect thereof.  In addition, upon execution and delivery of this Agreement by all Sellers, the Stock Restriction and Transfer Agreement, dated October 1, 1990, among the Company and its shareholders as the same has been amended, including the Addendum to Stock Transfer and Restriction Agreement dated December 22, 1992, among the Company and its shareholders, and the Amendment Agreement dated April 11, 2008, among the Company and its shareholders, shall automatically terminate and be null and void and the Company shall have no Liability in respect thereof.  Notwithstanding the immediately preceding sentence, each Seller agrees that if this Agreement terminates without the Closing having occurred for any reason, he or she will execute the documents required to reinstate the above-referenced Restriction and transfer Agreement in the same form as the original agreement dated as October 1, 1990, as amended.

6.14           Certain Warranty Matters.  Within 30 days after December 31, 2011, June 30, 2012 and December 31, 2012 (each a “True-Up Date”), Buyer shall pay to Sellers’ Representative (on behalf of Sellers) the amount by which, if any, (a) the sum of (i) the aggregate credits for warranty claims in respect of products that the Company purchased under the MEI Agreements on or before the Closing Date that the Company has received from Marshall Engines, Inc. (“MEI”) as deductions on the purchase price of products that the Company has purchased under the MEI Agreements after the Closing Date and (ii) the net amount, if any, that MEI pays to the Company pursuant to any judicial resolution or settlement of the MEI Litigation, (b) minus all amounts previously paid by Buyer to Sellers’ Representative pursuant to this Section 6.14, exceed (c)(i) the aggregate Losses suffered, incurred or paid by any Buyer Indemnified Parties in respect of such warranty claims during the period from the Closing Date to the respective True-Up Date (ii) minus all amounts previously paid by Sellers to Buyer Indemnified Parties in respect of any MEI Warranty Claims pursuant to Section 6.3.1.

6.15           Financing.  Buyer shall exercise reasonable commercial efforts to consummate, as of the Closing Date, the borrowing transactions in respect of the Closing contemplated by the Mandate/Fee Letter, dated March 29, 2011, from Citizens Bank of Pennsylvania, including the term sheet and schedule annexed thereto, and executed and accepted by the Company.

6.16           PS Plan and DC Plan Termination.  Joan Wheeler and Barbara W. Davies shall remain trustees of the PS Plan until the termination of the PS Plan is final and complete in all respects and all of the PS Plan assets have been distributed to the PS Plan participants, and they shall have exclusive responsibility for such termination of the PS Plan.  The Company shall provide reasonable cooperation to Joan Wheeler and Barbara W. Davies in connection with their efforts as trustees under the PS Plan and to the trustee in respect of the DC Plans to implement the distribution of benefits by such plans and to comply with their distribution, withholding, reporting and disclosure obligations in terminating the plans, as required by the terms of the plans and Applicable Laws.

6.17           Payment of Mesirow Fees and Expenses.  Sellers agree jointly and severally (a) to satisfy all of the Company’s obligations under the Mesirow Agreement, including the Company’s obligations to pay Mesirow’s fees and reimburse Mesirow’s expenses as required by the Mesirow Agreement, so that the Company, as of and after the Closing, shall have no Liability in respect of any payment obligations thereunder and (b) to take no action that would result in the Company having any payment obligation under the Indemnity Agreement referenced in the Mesirow Agreement.

ARTICLE 7.  CONDITIONS PRECEDENT

7.1           Conditions Precedent to the Obligations of Each Party.  The obligations of the Parties to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the Party for whose benefit such condition is imposed:

7.1.1                  No Illegality.  There shall not have been any action taken, and no Applicable Laws shall have been enacted, by any Governmental Entity since the date hereof that would prohibit or materially restrict the consummation of the Transactions.

7.1.2                  Government Consents.  All filings with and notifications to, and all approvals and authorizations of, third Persons, including Governmental Entities, required for the consummation of the Transactions shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

7.1.3                  HSR Waiting Period.  The waiting Period under the HSR Act shall have expired or been terminated and any agreement with any Governmental Entity not to consummate the Transactions shall have expired or been terminated in respect of the Transactions.

7.1.4                  No Injunction.  No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transactions shall be in effect (each Party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, materially restrict, invalidate or set aside consummation of the Transactions.

7.1.5                  Escrow Agreement.  Buyer, Sellers’ Representative and the Escrow Agent shall have entered into the Escrow Agreement.

7.1.6                  Employment Agreements.  The Employment Agreements shall have been executed and delivered.

7.2           Conditions Precedent to Buyer’s Obligation to Consummate the Closing.  Buyer’s obligations  to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Buyer prior to Closing:

7.2.1                  Representations and Warranties.  The representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct, disregarding all Materiality Qualifications, in all material respects on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and the Company and Sellers shall have delivered to Buyer a certificate to that effect, dated the Closing Date and signed on behalf of the Company by its chief executive officer and signed by Sellers.

7.2.2                  Agreements and Covenants.  The Company, Sellers’ Representative and each Seller shall have performed in all material respects all of their respective agreements, obligations and covenants set forth herein that are required to be performed at or prior to the Closing Date; and the Company and Sellers’ Representative shall have delivered to Buyer a certificate to that effect, dated as of the Closing Date and signed on behalf of the Company by the Company’s chief executive officer and signed by Sellers.

7.2.3                  Closing Documents.  The Company and Sellers’ Representative shall have delivered to Buyer the Company Closing certificate described hereafter in this Section 7.2.3.  The Company Closing certificate, dated as of the Closing Date, duly executed by the Company’s chief executive officer, shall certify as to (a) the signing authority and incumbency of the signatories of this Agreement and other documents signed on the Company’s behalf in connection herewith; (b) the resolutions adopted by the Company’ board of directors authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (c) the Organizational Documents.

7.2.4                  Third-Party Consents.  All third Person consents or approvals listed in Schedule 7.2.4 shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third Person.

7.2.5                  Employment Agreements.  The Company shall have entered into employment agreements with D. Wheeler, R. Davies and Barbara W. Davies substantially in the form of Exhibits B-1, B-2 and B-3, respectively (the “Employment Agreements”).

7.2.6                  Material Adverse Effect.  Since the date of this Agreement, the Company shall not have suffered an uncured Company Material Adverse Effect.

7.2.7                  Updated Employee List.  The Company shall have delivered to Buyer a list setting forth, as of the Closing Date, the name of each Company employee and such employee’s position and annual salary.

7.2.8                  Non-Foreign Affidavit.  A non-foreign affidavit as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 from each Seller stating that such Seller is not a “foreign person” as defined in Code Section 1445.

7.2.9                  Delivery of Shares.  Each Seller shall have delivered to Buyer any and all certificates evidencing such number of Shares set opposite Seller’s name on Schedule 2.1, endorsed in blank or accompanied by duly executed assignment documents, all sufficient to convey, transfer and assign to Buyer sole and exclusive record and beneficial right, title and interest in and to such Shares, free and clear of all Encumbrances.

7.2.10                  Lease Agreements.  The Lease Agreements between the Company and the respective landlords referenced therein shall have been fully executed, effective as of the Closing.

7.2.11                  Sellers’ Expenses.  No later than two Business Days prior to the Closing, Sellers’ Representative shall cause Mesirow to provide to Buyer and the Company an invoice and release, in a form satisfactory to Buyer, from Mesirow setting forth the total amount due Mesirow in respect of the Transactions and stating that, upon the Closing and the payment by Sellers’ Representative (on behalf of Sellers) of the amount set forth on such invoice, the Company shall have no Liabilities whatsoever in respect of Mesirow.

7.2.12                  Financing.  Buyer shall have obtained, on terms and conditions reasonably satisfactory to Buyer, all of the financing Buyer requires to consummate the Closing.

7.2.13                  Resignation of Directors of the Company.  Each of the Company’s directors shall have resigned their positions as a director of the Company pursuant to a writing subject in form and substance to Buyer’s satisfaction.

7.2.14                  IRS Form 8023.  Each Seller shall have executed, completed and delivered to Buyer IRS Form 8023 in respect of the Section 338(h)(10) Election.

7.2.15                  Letter Agreement.  H. Wheeler shall have executed and submitted to the Company a letter acknowledging the compensation arrangement related to his employment after the Closing, subject in form and substance to Buyer’s satisfaction.

7.2.16                  Mesirow Fees and Expenses.  No later than two Business Days prior to the Closing, Sellers’ Representative shall cause Mesirow to provide to Buyer and the Company an invoice and release, in a form reasonably satisfactory to Buyer, from Mesirow setting forth the total amount due Mesirow in respect of the Transactions under the Mesirow Agreement and stating that, upon the Closing and the payment by Sellers’ Representative (on behalf of Sellers) of the amount set forth on such invoice, the Company shall have no Liabilities whatsoever in respect of Mesirow except for the Company’s contractual obligation under the Indemnity Agreement referenced in the Mesirow Agreement.

7.3           Conditions to Obligations of the Company and Sellers to Consummate the Closing.  The obligations of the Company and Sellers to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Sellers’ Representative prior to Closing:

7.3.1                  Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct, disregarding all Materiality Qualifications, in all material respects on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and Buyer shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Buyer by Buyer’s chief executive officer or chief financial officer.

7.3.2                  Agreements and Covenants.  Buyer shall have performed in all material respects all of its agreements, obligations and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Buyer shall have delivered to the Company a certificate to that effect, dated as of the Closing Date and signed on behalf of Buyer by Buyer’s chief executive officer or chief financial officer.

7.3.3                  Pledge Agreement.

(a)           Buyer shall have executed and delivered to Sellers’ Representative a pledge agreement substantially in the form of Exhibit C (the “Pledge Agreement”).

(b)           Pursuant to the Pledge Agreement, Buyer shall have delivered to the Collateral Agent (as defined in the Pledge Agreement) the stock certificates representing the Shares delivered to Buyer pursuant to Section 7.2.9, endorsed in blank or accompanied by duly executed assignment documents, all sufficient to convey, transfer and assign to the Collateral Agent sole and exclusive record and beneficial right, title and interest in and to such Shares, free and clear of all Encumbrances.

7.3.4                  Employment Offers to Key Personnel.  Buyer shall have extended in the Company’s name and behalf employment offers to the Company employees listed on Schedule 7.3.4 for employment with the Company after the Closing, on terms substantially similar to such employees’ employment terms with the Company at the time of execution of this Agreement, as set forth on Schedule 7.3.4.

7.3.5                  Closing Documents.  The Buyer shall have delivered to Sellers the Buyer Closing certificate described hereafter in this Section 7.3.5.  The Buyer Closing certificate, dated as of the Closing Date, duly executed by the Buyer’s chief executive officer, shall certify as to (a) the signing authority and incumbency of the signatories of this Agreement and other documents signed on the Buyer’s behalf in connection herewith; (b) the resolutions adopted by the Buyer’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect.

7.3.6                  Third-Party Consents.  All third Person consents or approvals listed in Schedule 7.2.4 shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third Person.

7.3.7                  Lease Agreements.  The Lease Agreements between the Company and the respective landlords referenced therein shall have been fully executed, effective as of the Closing.

ARTICLE 8.  SURVIVAL OF REPRESENTATIONS AND COVENANTS

8.1           The Company’s and Sellers’ Representations and Covenants.  All representations and warranties made by the Company and Sellers in this Agreement, or any certificate or other writing delivered by the Company, Sellers, Sellers’ Representative or any of their Affiliates pursuant hereto or in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of Buyer prior to the Closing and shall terminate at 11:59 p.m. on the 183rd day after the first Closing Date Anniversary, except that (a) Buyer Indemnified Party Indemnification Claims pending on such date shall continue until resolved and (b) the Fundamental Representations and Special Representations shall survive until the expiration of the applicable statute of limitation (after giving effect for any extensions or waivers thereof) for the respective Indemnification Claims, except that any Buyer Indemnified Party Indemnification Claims pending on such date in respect of any Seller Reps shall continue until resolved.  The covenants and other agreements made by the Company, Sellers or Sellers’ Representative in this Agreement or any certificate or other writing delivered by the Company or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Buyer prior to the Closing until the expiration of the applicable statute of limitations.

8.2           Buyer’s Representations and Covenants.  All representations and warranties made by Buyer in this Agreement or any certificate or other writing delivered by Buyer or any of its Affiliates pursuant hereto or in connection herewith shall terminate at 11:59 p.m. on the 183rd day after the first Closing Date Anniversary, except that any Seller’s Indemnification Claims pending on such date shall continue until resolved.  The covenants and other agreements made by Buyer in this Agreement or any certificate or other writing delivered by Buyer pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the Company or Sellers prior to the Closing until the expiration of the applicable statute of limitations.

ARTICLE 9.  OTHER PROVISIONS

9.1           Termination.

9.1.1                  Termination Events.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

(a)           by mutual consent of Buyer and Sellers’ Representative;

(b)           by Buyer if there has been a material breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement on the part of the Company, any Seller or Sellers’ Representative and such breach has not been cured within 10 Business Days after notice to the Company (provided that Buyer is not in material breach of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured within such 10 Business Days) such that the conditions set forth in Section 7.2.1 or Section 7.2.2, as the case may be, will not be satisfied;

(c)           by Sellers’ Representative if there has been a material breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement on the part of Buyer, and such breach has not been cured within 10 Business Days after notice to Buyer (provided, that neither the Company, any Seller nor Sellers’ Representative is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured within such 10 Business Days) such that the conditions set forth in Section 7.3.1 or Section 7.3.2, as the case may be, will not be satisfied;

(d)           by Buyer or Sellers’ Representative if:  (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transactions; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Buyer’s ownership of the Interests or operation of the Company, or compel Buyer to dispose of or hold separate all or a material portion of the business or assets of the Company or Buyer as a result of the Transaction; or

(e)           by Buyer or Sellers’ Representative (i) if the Closing shall not have occurred by the 60th day after the date hereof and the Closing Condition set forth in Section 7.3.1 shall have been satisfied, and (ii) if the Closing shall not have occurred by the 90th day after the date hereof, provided that the right to terminate this Agreement under this Section 9.1.1(e) shall not be available to (1) Buyer if its failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing  to occur on or before such date or (2) to Sellers’ Representative if his or any Seller’s failure to fulfill any material obligation under the Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

9.1.2                  Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1.1, all of the obligations of the Parties under this Agreement shall terminate, except for such obligations under Sections 6.5 and 6.12.3.  Notwithstanding the immediately preceding sentence, termination of this Agreement pursuant to either Section 9.1.1(b) or (c) shall neither limit or impair any remedies that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, agreements, covenants or obligations hereunder by another Party before the Closing, nor release any Liability that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, agreements, covenants or obligations of such Party hereunder before the Closing.

9.2           Notices.  All notices, consents, agreements, waivers and other communications hereunder or otherwise contemplated hereby shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) or sent via electronic mail and shall be deemed given on the date on which so hand-delivered or on day on which the receiving Party confirms receipt of the transmittal via electronic mail or on the third Business Day following the date on which so mailed or sent:

To Buyer:

VSE Corporation
2550 Huntington Avenue
Alexandria, VA  22303
Attention:  General Counsel
E-mail:  tmkiernan@vsecorp.com

with a copy to (which shall not constitute notice):

Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC  20036-5339
Attention:  Carter Strong, Esq.
E-mail:  strong.carter@arentfox.com

To Sellers or Sellers’ Representative:

c/o Randy A. Davies
169 Oxford Heights Road
Somerset, PA 15501
E-mail:  randydavies@teamwbi.com

with a copy to (which shall not constitute notice):

Rothman Gordon, P.C.
310 Grant Street, Third Floor
Pittsburgh, PA 15219
Attention:  Chad D. Tomosovich, Esq.
E-mail:  cdtomosovich@rothmangordon.com

9.3           Entire Agreement.  Unless otherwise herein specifically provided, this Agreement, including the Schedules (which are incorporated in and made a part of this Agreement as if fully set forth herein) and Exhibits, and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the letter of intent dated as of February 22, 2011, as it may be amended, among Buyer, the Company and Sellers, which upon execution hereof by all Parties shall be deemed terminated and null and void.  Each Party acknowledges that, in entering this Agreement and consummating the Closing, such Party is not relying on any representation, warranty, covenant, obligation or agreement not expressly stated in this Agreement or in the certificates of or agreements among the Parties contemplated by or referred to herein.

9.4           Assignability.  This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except as otherwise expressly provided herein.  Neither this Agreement nor any of the rights and obligations of the Parties hereunder shall be assigned or delegated without the consent of all Parties, except that, without any further consent of Sellers and the Company, Buyer  may assign, collaterally or otherwise, its rights, title and interests under, to and in this Agreement to one or more of its lenders, including Citizens Bank of Pennsylvania, as Administrative Agent, as security for the obligations of Buyer and its subsidiaries, including the Company, under Buyer’s Second Amended and Restated Business Loan and Security Agreement.

9.5           Validity.  The invalidity or unenforceability of any terms or conditions of this Agreement shall not affect the validity or enforceability of any other terms or conditions of this Agreement, each of which shall remain in full force and effect, to the extent permitted by Applicable Laws.

9.6           Specific Performance.  The Parties acknowledge that damages alone may not adequately compensate a Party for breach by another Party of this Agreement.  Accordingly, in addition to all other remedies that may be available hereunder or under Applicable Laws, any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other Party hereunder, including the right to enforce specifically the terms and conditions of this Agreement by obtaining injunctive relief in respect of any breach or non-performance hereof.

9.7           U.S. Currency.  All amounts payable hereunder shall be paid in United States dollars.

9.8           Governing Law; Jurisdiction.  This Agreement shall take effect and shall be construed as a contract under the laws (excluding conflict of law rules and principles) of the State of Delaware.  Any litigation with respect to any controversy, claim or dispute arising out of or relating to this Agreement shall be brought in a state court of competent jurisdiction in Allegheny County, Pennsylvania or in the U.S. District Court for the Western District of Pennsylvania.  Each Party hereby expressly and irrevocably consents to the personal jurisdiction and venue in such county and waive any objections or motions based on venue, including objections or motions based on forum non conveniens, 28 U.S.C. Sec. 1404, or any similar basis.  In the event of litigation between the Parties relating to this Agreement each Party irrevocably waives any right to a trial by jury.  In the event of any litigation arising out of or relating to this Agreement, the unsuccessful Party shall reimburse the successful party for its reasonable costs and expenses incurred in connection with the litigation, including reasonable fees and expenses of counsel.  Notwithstanding anything to the contrary in the foregoing, if a state court in Allegheny County, Pennsylvania, or U.S. District Court for the Western District declines, sua sponte, to exercise jurisdiction over any such litigation, the litigation may be brought in any state or federal court of competent jurisdiction.

9.9           Sellers’ Representative.

9.9.1                  Appointment.  To the maximum extent legally permissible, by his approval of this Agreement, each Seller hereby designates and appoints R. Davies as his or her representative, agent and attorney-in-fact (in such capacity, “Sellers’ Representative”) for all purposes of this Agreement, the Escrow Agreement and the Transactions.  This appointment and power of attorney shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity of any Seller or the occurrence of any other event or events.  Sellers’ Representative is serving in the capacity as representative, agent and attorney-in-fact of such Sellers hereunder solely for purposes of administrative convenience.

9.9.2                  Authority.  Without limiting the generality of Section 9.9.1, to the maximum extent legally permissible, by his or her execution of this Agreement, each Seller, among other things, hereby irrevocably agrees as follows:

(a)           to the taking by Sellers’ Representative of any and all actions and the making of any decisions required, contemplated or permitted to be taken by Sellers’ Representative under this Agreement (including Sections 2.2.4, 6.3 and 6.7) and under the Escrow Agreement;

(b)           to the exercise by Sellers’ Representative of the power to: (i) execute and deliver the Escrow Agreement; (ii) authorize delivery to Buyer of the Escrow Amount in satisfaction of payment obligations under Section 2.2.4 and delivery to Buyer of amounts due on account of Indemnification Claims or Section 6.7.5 Claims made by Buyer Indemnified Parties in accordance with Sections 6.3 or 6.7; (iii) agree to, investigate, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators (including the Arbiter) with respect to such obligations and claims; (iv) resolve any claim or dispute under or made pursuant to Sections 2.2.4, 6.3 or 6.7 or pursuant to the Escrow Agreement; and (v) take all actions necessary in the reasonable judgment of Sellers’ Representative for the accomplishment of the foregoing, including execution on behalf of any Seller of any agreement, instrument, or other document that, in the sole discretion of Sellers’ Representative, is necessary, desirable, or otherwise appropriate to effect any such settlement or compromise in connection with the Transactions;

(c)           that Buyer Indemnified Parties and Escrow Agent shall be able to rely conclusively without further inquiry on the instructions and decisions of Sellers’ Representative acting in such capacity as to the settlement of any Indemnification Claims or Section 6.7.5 Claims by any one or more Buyer Indemnified Parties pursuant to Sections 2.2.4, 6.3 or 6.7 and as to any other action taken by Sellers’ Representative hereunder or under the Escrow Agreement, and Sellers shall have no cause of action against Buyer Indemnified Parties for any action taken by any one or more Buyer Indemnified Parties in reliance upon the instructions or decisions of Sellers’ Representative;

(d)           that all actions, decisions and instructions of Sellers’ Representative in accordance with this Agreement or the Escrow Agreement shall be conclusive and binding upon all Sellers; and

(e)           that Sellers’ Representative is authorized to receive and to accept on behalf of each Seller any notice from any Person claiming to be a Buyer Indemnified Party given in accordance with this Agreement or the Escrow Agreement (and any notice given to Sellers’ Representative shall be deemed to have been given to each Seller).

9.9.3                  Substitution of Sellers’ Representative.  If the Sellers’ Representative is or becomes unable or unwilling to act, or resigns or is removed, D. Wheeler shall become Sellers’ Representative, and if such individual is or thereafter becomes unable or unwilling to act, or resigns or is removed, Sellers may appoint a substitute Sellers’ Representative as provided below.  Sellers’ Representative may resign upon 10 days’ prior notice to Buyer, to Sellers and, if before Closing, to the Company, provided that, except in the case where D. Wheeler becomes the successor Sellers’ Representative as provided in the preceding sentence, no such resignation shall become effective until the appointment of a successor Sellers’ Representative.  Sellers who hold or held immediately before the Closing in the aggregate at least 67% of the Shares may change the Sellers’ Representative, or appoint a successor, from time to time upon not fewer than 10 days’ prior notice to Buyer and, if prior to Closing, to the Company.

9.9.4                  Notice to Sellers; Actions in Good Faith.  Sellers’ Representative shall promptly, and in any event within 10 Business Days, provide notice to Sellers of any action taken on behalf of them by Sellers’ Representative pursuant to the authority delegated to Sellers’ Representative under this Section 9.9.  Sellers’ Representative shall, at all times, act in his capacity as Sellers’ Representative in a manner that Sellers’ Representative believes to be in the best interest of Sellers.  Neither Sellers’ Representative nor any of his agents or employees, if any, shall be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or under the Escrow Agreement, except in the case of fraud or willful misconduct of Sellers’ Representative.  Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by him.  Sellers’ Representative shall not have any duty to Sellers to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or of the Escrow Agreement.  Each Seller shall, jointly and severally, hold harmless and reimburse Sellers’ Representative from and against such Seller’s ratable share of any and all Losses suffered or incurred by the Sellers’ Representative in connection with or related to Sellers’ Representative performance of its duties under this Agreement, except where such losses are caused by Sellers’ Representative’s bad faith or willful misconduct.

9.10           Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

9.11           Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

[Signature Pages Follow]

--

IN WITNESS WHEREOF, the Parties have duly executed this Share Purchase Agreement under seal as of the date first above written.

“BUYER”

VSE CORPORATION,

  a Delaware corporation

By _________________________________

Maurice A. Gauthier
                       Chief Executive Officer, President
                                                                                           and Chief Operating Officer

“COMPANY”

WHEELER BROS., INC.,

  a Pennsylvania corporation

By _________________________________
David L. Wheeler, Chief Executive Officer

“SELLERS”

______________________
Joan Wheeler

______________________
Edward Miller

______________________
Jean Joanne Miller

______________________
Barbara W. Davies

_______________________
Randy A. Davies

--

_______________________
David L. Wheeler

_______________________
Harold W. (Pete) Wheeler III

_______________________
Debra J. Wheeler

_______________________
Paul Wheeler

_______________________
Stacy Wheeler

_______________________
Linda Wheeler Suter

“SELLERS’ REPRESENTATIVE”

__________________________________

Randy A. Davies